Exhibit 4

ADB Systems International Ltd.

2003 Annual Report

Profile

ADB Systems delivers asset lifecycle management solutions that help organizations source, manage and sell assets for maximum value.  ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services.  Current customers include BP, GE Commercial Equipment Financing, Halliburton Energy Resources, the National Health Service (U.K.), permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager LLC, a joint business venture launched with GE.  ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.).

Our innovative technology solutions enable ADB customers to:

•                                          Source assets at reduced costs and with improved processes

•                                          Schedule preventative and corrective maintenance, reducing down-time and costs

•                                          Manage materials and inventory of supplies, reducing procurement costs and increasing access to critical equipment

•                                          Sell surplus assets while generating highest yield

ADB shares are traded on the Toronto Stock Exchange (Symbol: ADY) and the OTC Bulletin Board (Symbol: ADBY).

2003 Operating and Financial Highlights

Key milestones achieved by ADB in 2003:

•                                          Completed second year of operations as ADB Systems International Ltd.

•                                          Met revenue and operating forecasts for each quarter of 2003.

•                                          Reduced operating expenses by 27 percent over 2002.

•                                          Improved net loss performance by 70 percent over 2002.

•                                          Secured approximately $2.5 million of gross proceeds through a series of financial agreements and private placements.

•                                          Signed agreements with a number of organizations representing the oil and gas, public, healthcare, and financial services sectors including: FluorAmec (Korea), OREDA, (North Sea), Vinmonopolet (Norway), Talisman Energy (North Sea), RC Consulting (Russia), and the National Health Service (U.K.).

•                                          Expanded relations with existing customers, including BP, Vesta Insurance (Norway), Calpine (Canada), Paramount Resources (Canada) and the School Board of Broward County (US).

•                                          Launched GE Asset Manager LLC, a joint business venture with GE designed to jointly develop and market new asset management technology solutions to customers in a broad range of industries across North America.

•                                          Through its joint venture with GE, ADB signed a customer agreement with GE Aircraft Engines.

Message to Shareholders

The last 12 months have been extremely exciting for ADB.  During 2003, we improved our financial performance, expanded our customer base, introduced new technology, and launched GE Asset Manager, a new joint venture with GE.  We firmly believe that these developments provide a solid foundation that will help ADB realize its full potential in the years ahead.

Attention to the Bottom Line

Although unfavorable economic conditions impacted our sales efforts in each of the markets that we serve, ADB made a number of significant improvements to its bottom line in 2003.  Throughout the course of the year, we reduced our expenses, raised new funding and improved our revenue performance.  In fact, in each of our quarters for the year, we were able to meet our publicly stated revenue and expense forecasts.

To put our efforts in 2003 into perspective: we grew our revenue to reach a new ADB Systems high mark of $5.85 million, we reduced our net loss by more than $6.5 million or 70 percent over the previous year and we raised more than $2 million in new capital under very economically challenging conditions.

We are encouraged by our aggregate results of 2003 and expect continued financial improvement in 2004 based on our ability to manage our expenses prudently while attracting and retaining customers.

Customer Activities

In concert with our efforts to improve our financial performance, ADB was extremely busy in 2003 working with large and mid-size organizations in a number of key industry segments, including oil and gas, healthcare, financial services, and government.  These organizations are using ADB technology on a daily basis to improve their performance while reducing operating costs.  Customers that have expanded their use of ADB’s technology solutions over the last 12 months have included BP Norway, permanent TSB, one of Ireland’s largest financial services providers, and Vesta Insurance, a leading provider of insurance products and services in Scandinavia.

Building on a growing reputation for excellent customer service and the quality of our technology, ADB was also able to increase our customer base in 2003.  Among the new customers we were able to enter into agreements with include Talisman Energy, which is using ADB’s solution to support their expansion into the North Sea, FluorAmec, which is using our technology in Southeast Asia with the Korean National Oil Company, and the National Health Service, Europe’s largest healthcare provider, which is using our solutions for an on-line procurement initiative.  Each of these organizations is deploying ADB’s technology to support their sourcing, maintenance, materials management and asset disposition activities.

Joint Venture

A significant achievement for ADB in 2003 was the formalization of GE Asset Manager, a joint venture that we own equally with GE.  This joint venture will enable ADB to introduce our technology solutions to leading manufacturing organizations that want to maximize the value of their capital assets and equipment. To this end, we have developed and introduced new technology through our joint venture.  This technology, which was developed on time and on budget, allows customers to simplify their asset tracking capabilities.

Already, GE Aircraft Engines and Kraft Foods, each leaders in their respective industries, have agreed to use our technology solutions to support their asset management activities.

Outlook

On balance, our results for 2003 show tremendous promise given our improvements in a number of key areas. We are fully committed to building on these results in the years ahead.  To do so, we will focus our efforts in 2004 on three key areas: supporting the rollout of GE Asset Manager; expanding our healthcare experience and expertise; and broadening our offerings for customers in the oil and gas sector.  We believe the cumulative effect of this focused approach will help ADB realize its long-term potential.

On behalf of our directors, management and all ADB Systems employees, I would like to thank all of our shareholders for their ongoing support.

/s/ Jeffrey Lymburner

Jeffrey Lymburner,
CEO

Management’s Discussion and Analysis

History and Overview

ADB Systems International Ltd. (“ADB Systems”) delivers asset lifecycle management solutions that help organizations source, manage and sell their capital assets and equipment.  ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare and financial services. Current customers and partners include BP, GE, Halliburton Energy Resources, National Health Service (U.K.), permanent TSB, Talisman Energy and Vesta Insurance.

In October 2001, ADB Systemer ASA (“ADB Systemer”) was acquired by Bid.Com International Inc. (“Bid.Com”), a provider of business-to-business software solutions for the on-line sourcing and disposition of assets. Following the acquisition, the Company became known as ADB Systems International Ltd.

ADB Systems is headquartered in Mississauga (Canada), and maintains offices in Tampa (U.S.), Dublin (Ireland), London (U.K.), and Stavanger (Norway).

Our shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB:ADBY).

Comparison of Years Ended December 31, 2003 and December 31, 2002

Net Income (Loss).  Our net loss for the year ended December 31, 2003 was $2.815 million, an improvement of 69.9 percent over the net loss of $9.364 million reported for the year ended December 31, 2002.  Excluding items outside of the normal course of operations, our loss was $5.084 million, as compared to $9.241 million in 2002, an improvement of 45.0 percent.  The improvement in expenses of more than $4.0 million was achieved in 2003 when compared to 2002 in the areas of general and administrative of $1.6 million, sales and marketing of $777,000, software development and technology of $1.3 million and $700,000 in depreciation and amortization.  In addition, during 2003 the Company recorded a realized gain on the settlement of a demand loan of $2.2 million.

Revenue.  Revenue is derived from software licensing and related services from consulting, implementation, application hosting, training, maintenance and support activities.

Revenue increased to $5.853 million for the year ended December 31, 2003 from $5.780 million for the year ended December 31, 2002, representing an increase of 1.3 percent.

Revenue outside North America was $4.642 million for the year ended December 31, 2003, compared to $3.598 million for the year ended December 31, 2002.  The increase in revenue outside North America is primarily attributable to an increase in customer acquisitions and activity in our Ireland/UK region that resulted in year-over-year revenue improvement of almost $800,000.

General and Administrative.  General and administrative expenses include, primarily: all salaries and related expenses (including benefits and payroll taxes) other than technology staff compensation (which is included in software development and technology expenses), and sales and marketing staff compensation (which is included in sales and marketing expenses); occupancy costs; foreign exchange gains or losses; professional fees; insurance; investor relations; regulatory filing fees; and travel and related costs.

General and administrative expenses decreased to $4.648 million for the year ended December 31, 2003, as compared to $6.288 million for the year ended December 31, 2002, representing a decline of 26.1 percent.

Year-over-year savings resulting from salary reductions and a smaller workforce totaled $401,000.  Continued cost containment efforts and greater reliance on internal staff resulted in $503,000 savings in professional fees and $271,000 in investor relations costs.  In addition, savings were achieved in rent and occupancy costs of $325,000 as office space was reduced in Norway as well as the closing of a U.K. office in 2002.

Sales and Marketing.  Sales and marketing costs include all salaries and related expenses of sales and marketing personnel as well as business development expenses such as advertising, sales support materials, and trade show costs.

Sales and marketing costs for the year ended December 31, 2003 amounted to $1.098 million, as compared to $1.875 million for 2002, a decrease of 41.4 percent.  This decrease is attributable to lower staffing levels in the sales department combined with decreased advertising and tradeshow activities throughout 2003.

Software Development and Technology.  Software development and technology expenses consist of costs associated with acquired and internally developed software, and research and development expenses, including fees to independent contractors and salaries and related expenses of personnel engaged in these activities.

Software development and technology expenses decreased to $2.817 million for the year ended December 31, 2003 from $4.101 million for the year ended December 31, 2002, a decrease of 31.3 percent.  This decrease is attributable to government research and development claims made by the Company and a decrease in technology personnel.

Employee Stock Options.  Effective January 1, 2003, the Company adopted the accounting recommendations contained in the CICA handbook Section 3870 – “Stock-based Compensation and Other Stock-based Compensation Payments”.  As a result, the Company recorded an employee stock option expense of $193,000 for the year ended December 31, 2003.  Prior to 2003, no accounting recognition was required for stock-based compensation expense however; the Company was required to disclose the impact of stock option related expenses for previous years on a pro-forma basis.  In 2002, a pro-forma impact of $244,000 and $141,000 in 2003 related to options granted prior to January 1, 2003 is disclosed (Note 9(i)).

Depreciation and Amortization.  Depreciation and amortization expense was $1.901 million for the year ended December 31, 2003 as compared to $2.602 million for the year ended December 31, 2002, a decrease of 26.9 percent.  This decrease reflects a maturing asset pool.

Interest Expense.  Interest expense reflects interest incurred from debt instruments and loans.

Interest expense for the year ended December 31, 2003 was $289,000 compared to $200,000 for December 31, 2002.  During 2003, cash interest expense of $50,000 and non-cash interest expense of $112,000 was incurred related to secured subordinated notes.  Comparatively, cash interest expense of $23,000 and non-cash interest expense of $108,000 was recorded in 2002.  Interest related to the demand loan was $126,000 in 2003 compared to $68,000 in 2002.

Interest Income.  Interest income reflects interest from investments in cash and marketable securities.

Interest income was $9,000 for the year ended December 31, 2003, as compared to $45,000 for the year ended December 31, 2002, a decline of 80.0 percent.  This decline was largely attributable to lower cash deposits and money market funds on hand throughout 2003.

Realized Gains and Losses on Disposal of Marketable Securities, Strategic Investments and Capital Assets, and Recovery of Assets.  Realized gains on disposal of marketable securities and strategic investments amounted to $20,000 for the year ended December 31, 2003, compared to a loss of $108,000 for the year ended December 31, 2002.  The gain recorded in 2003 resulted from the sale of shares of MegaWheels Technology Inc.  These gains and losses are outside of the normal course of operations but are not considered extraordinary items.

During 2002, the Company disposed of its remaining shares in America Online Inc. (“AOL”) resulting in a realized loss of $143,000.  Realized gains in 2002 included $41,000 from the sale of strategic investments in SCS Solars and MegaWheels.  In 2003, the Company realized a loss from the disposal of surplus capital assets in the amount of $13,000 compared to a gain of $23,000 in 2002.

Unrealized Gains and Losses on Revaluation of Strategic Investments, and Provision for Impairment of Assets.  Unrealized gains and losses on strategic investments, and provisions for impairment of assets are the result of an assessment by management as to the recoverability of the value of certain assets and are not realized losses.  Unrealized gains and losses are outside the normal course of operations but are not considered extraordinary.

Unrealized losses for the year ended December 31, 2002 were $24,000.  We conduct an assessment of our strategic investment portfolio at the end of each fiscal period by analyzing the financial performance of the companies we invested in as well as general market conditions.  In 2002, we recorded impairment provisions totaling approximately $24,000.  As our investments were all in companies in the technology sector, the market performance of these holdings had been dramatically affected by economic conditions.  In 2003, the Company did not record an impairment provision as a result of the assessment.

Goodwill Impairment.  There was no goodwill impairment recorded in 2003 as compared to $14,000 at December 31, 2002.  The goodwill impairment recorded in 2002 relates to a change in goodwill arising on purchase of shares from minority interests during the year.

Retail Activities.  During 2003, the Company received a $67,000 refund from a U.S.-based credit card institution formally engaged by the Company when it operated its on-line retail activities in the U.S.  No similar refunds were received in 2002.

Comparison of Years Ended December 31, 2002 and December 31, 2001

Acquisition of ADB Systemer ASA.  On October 11, 2001, the Company acquired substantially all of the shares of ADB Systemer, a Norway-based provider of enterprise asset management and electronic procurement software.

The acquisition of ADB Systemer resulted in a significant broadening of our product offerings, customer base, and ability to penetrate new markets.  The cost of the acquisition was $13.762 million, including a $2.293 million cash outlay.  Approximately 93 percent of the purchase price was attributed to software and related intellectual property and goodwill, valued at $3.383 million and $9.476 million respectively.

In 2001, the acquisition contributed $818,000 in revenue and improved expense control through the integration and restructuring of worldwide operations.

With the adoption of new standards in accounting for business combinations and goodwill, the Company was required to test the fair value of the goodwill against its carrying value.  It was determined that a goodwill impairment of $9.476 million be recorded.  This impairment charge represented a non-cash expense.  As a result of the new accounting standards, no future goodwill amortization expense will be required to be recorded.

Net Income (Loss).  Our net loss for the year ended December 31, 2002 was $9.364 million, an improvement of 50.0 percent over the net loss of $18.714 million reported for the year ended December 31, 2001.  Excluding items outside of the normal course of operations, the loss was $9.241 million, as compared to $12.185 million in 2001, an improvement of 24.2 percent.

The Company’s first full year of operations as ADB Systems was in 2002.  Expenses for the combined entity for 2002 were substantially lower when compared to 2001 due to synergies achieved as a result of the acquisition of ADB Systemer in Norway along with significant cost reduction that remained in effect since implementation in 2001.  In addition, the inclusion of the first full year of revenues generated from our acquisition of ADB Systemer in Norway resulted in increased revenue in 2002 when compared to 2001.

As compared to 2001, we experienced a net savings of $2.165 million in sales and marketing costs and $1.334 million in general and administrative expenses primarily due to the impact of cost reductions for the full year that were implemented in 2001.

Revenue.  Revenue is derived from software licensing and related services from consulting, implementation, application hosting, training, and maintenance and support activities.

Revenue increased to $5.780 million for the year ended December 31, 2002 from $4.455 million for the year ended December 31, 2001, representing an increase of 29.7 percent.

As mentioned, the increase in revenue is primarily due to the inclusion of the first full year of revenues generated from the acquisition of ADB Systemer in Norway.  Revenues generated in Norway for 2002 accounted for $3.126 million compared to $741,000 in 2001.  Revenue declined in both North America and Ireland and UK during 2002 compared to 2001 as these existing businesses refocused their marketing efforts on the new product offerings made available by the acquisition of ADB Systemer.

Revenue outside North America was $3.598 million for the year ended December 31, 2002, compared to $1.634 million for the year ended December 31, 2001.  As mentioned above the acquisition of ADB Systemer in Norway contributed to the significant increase in revenue outside North America.

Customer Acquisition Costs.  Customer acquisition costs reflect non-cash expenses incurred in securing customer agreements.  Specifically, these costs represent the calculated value of share purchase warrants issued to GE Capital in return for certain contracts using the Cox-Rubinstein binomial valuation model.

There were no customer acquisition costs recorded in 2002 compared to $60,000 for the year ended December 31, 2001.

General and Administrative.  General and administrative expenses include, primarily: all salaries and related expenses (including benefits and payroll taxes) other than fees to independent contractors for research and development, technology staff compensation (which is included in software development and technology expenses), and sales and marketing staff compensation (which is included in sales and marketing expenses); occupancy costs; foreign exchange gains or losses; professional fees; insurance; investor relations; regulatory filing fees; and travel and related costs.

General and administrative expenses decreased to $6.288 million for the year ended December 31, 2002, as compared to $7.622 million for the year ended December 31, 2001, representing a decline of 17.5 percent.

As indicated previously, the organization-wide restructuring plan implemented during the 2001 year resulted in substantial reductions that were maintained throughout the entire 2002-year.  Savings resulting from the reduction in our workforce totaled $860,000.  Cost containment efforts and greater reliance on internal staff resulted in $437,000 savings in professional fees.  Rent and occupancies costs were also reduced by $136,000 as offices were closed in the U.S. and the U.K.

Sales and Marketing.  Sales and marketing costs include all salaries and related expenses of sales and marketing personnel as well as business development expenses such as advertising, sales support materials, and trade show costs. For the year ended December 31, 2002, sales and marketing costs amounted to $1.875 million, as compared to $4.040 million for 2001, a decrease of 53.6 percent.  This decrease is attributable to lower staffing levels in the sales department combined with decreased advertising, tradeshow and lead generation activities throughout 2002.

Software Development and Technology.  Software development and technology expenses consist of costs associated with acquired and internally developed software, and research and development expenses, including fees to independent contractors and salaries and related expenses of personnel engaged in these activities.

Software development and technology expenses increased to $4.101 million for the year ended December 31, 2002 from $3.691 million for the year ended December 31, 2001, an increase of 11.1 percent.  The increase in software development expenses was largely attributable to the acquisition of ADB Systemer ASA in 2001.  A large portion of the Norwegian subsidiary’s expenses related to software development and technology even after staff reductions and budget cuts were implemented.

Depreciation and Amortization.  Depreciation and amortization expense was $2.602 million for the year ended December 31, 2002 as compared to $1.572 million for the year ended December 31, 2001, an increase of 65.6 percent.  This increase was primarily due to the continued depreciation of certain software acquired as a result of the ADB Systemer acquisition.

Interest Expense.  Interest expense reflects interest incurred from debt instruments and loans.

Interest expense for the year ended December 31, 2002 was $200,000.  Accrued interest of $68,000 was recorded during the year related to a demand loan and $132,000 related to interest charges related to secured subordinated notes.

Interest Income.  Interest income reflects interest from investments in cash and marketable securities.

Interest income was $45,000 for the year ended December 31, 2002, as compared to $345,000 for the year ended December 31, 2001, a decline of 87.0 percent.  This decline was largely attributable to lower cash deposits and money market funds on hand throughout 2002.

Realized Gains and Losses on Disposal of Marketable Securities, Strategic Investments and Capital Assets, and Recovery of Assets.  Realized losses on disposal of marketable securities and strategic investments amounted to $85,000 for the year ended December 31, 2002, compared to a gain of $6.722 million for the year ended December 31, 2001.  These losses are outside of the normal course of operations but are not considered extraordinary items.

Realized gains generated in 2001 resulted from the disposal of equity interest in Point2 Internet Systems Inc. and disposal of most of the shares held in AOL.  During 2002, the Company disposed of its remaining shares in AOL resulting in a realized loss of $143,000.  Realized gains in 2002 included $41,000 from the sale of strategic investments in SCS Solars and MegaWheels and $23,000 from the sale of capital assets.

Unrealized Gains and Losses on Revaluation of Marketable Securities and Strategic Investments, and Provision for Impairment of Assets.  Unrealized gains and losses on marketable securities and strategic investments, and provisions for impairment of assets are the result of an assessment by management as to the recoverability of the value of certain assets and are not realized losses.  Unrealized gains and losses are outside the normal course of operations but are not considered extraordinary.

Unrealized losses for the year ended December 31, 2002 were $24,000, compared to a loss of $2.435 million for the year ended December 31, 2001.  An assessment is conducted of the Company’s strategic investment portfolio at the end of each fiscal period by analyzing the financial performance of the companies invested in as well as general market conditions.  In 2002, impairment provisions totaling approximately $24,000 were recorded compared to $1.528 million in 2001.  As investments were all in companies in the technology sector, the market performance of these holdings were dramatically affected by economic conditions.

Goodwill Impairment.  Goodwill impairment incurred in 2002 was $14,000 compared to $9.476 million in 2001. The goodwill impairment recorded in 2001 was a result of the acquisition of ADB Systemer for a total consideration of $13.762 million.  Of this amount, we attributed $9.476 million to goodwill.  With the adoption of new accounting standards for business combinations and goodwill, the Company was required to test the fair value of the goodwill against its carrying value.  It was determined that a goodwill impairment loss of $9.476 million be recorded.  This impairment charge is a non-cash expense, and no future goodwill amortization expense will be recorded relating to this transaction.

The goodwill impairment recorded in 2002 relates to a change in goodwill arising from the purchase of shares from minority interests during the year.

Restructuring Charge.  In April and September 2001, we implemented cost-reduction measures to ensure future viability.  The $959,000 in restructuring charges for 2001 relate to these staff reductions and associated measures. As there was no formal restructuring announcement in 2002, these charges were minimal and, therefore, included in general and administrative expenses.

Retail Activities Settlement.  The Company ceased its on-line retail activities in October 2000, however, in 2001, it was required to settle certain amounts payable relating to product sales of previous years.  These amounts, which totaled $381,000, were not previously anticipated and did not recur in 2002.

Critical Accounting Policies.  The accounting policies followed by the Company have a critical effect on the financial reporting of the Company.  These policies involve complex judgments and estimates that affect the amount of revenue recognized, the recognition and amortization of assets and liabilities and the recoverability of assets.  The valuation and recoverability of assets is generally based on the projected cash flows from these assets. These significant accounting policies are discussed in Notes 2, 3 and 20 of the financial statements.  The Company does not have any off-balance sheet special purpose entities.

Liquidity and Capital Resources

Liquidity.  The Company has been funded to date primarily through a series of private placements of equity and convertible debentures, sales of equity to and investments from strategic partners, gains from investments and option exercises.  Since inception, the Company has received aggregate net proceeds of $84.2 million from debt and equity financing and has realized $23.7 million in gains on investment disposals.

Cash, cash equivalents and marketable securities decreased by $912,000 to $445,000 as at December 31, 2003 from $1.357 million as at December 31, 2002.

Current assets of $1.947 million exceeded current liabilities (excluding deferred revenue) of $1.370 million in the current fiscal year by $577,000.  Current assets of $3.363 million exceeded current liabilities (excluding deferred revenue and demand loan) of $2.288 million by $1.075 million in the prior year.  Deferred revenue and demand loan have been excluded from current liabilities as they are expected to be settled by resources other than cash.

i) Operating:

Cash outflows from operating activities were $3.4 million in the current fiscal year compared to cash outflows from operating activities of $6.4 million in the prior year.  The primary factor in the reduction was the decrease in expenses related to general and administrative, sales and marketing and software development and technology from the prior year.

Non-cash working capital resulted in outflows of $728,000 in fiscal 2003 versus cash inflows of $61,000 in the prior year, a decrease of $789,000, as summarized in the following table:

	2003	2002	Working capital inflows (outflows)
	(in thousands)

Accounts receivable	$424	$(522)	$946
Deposits and prepaid expenses	56	(45)	101
Accounts payable	(63)	224	(287)
Accrued liabilities	(453)	427	(880)
Deferred revenue	(692)	(23)	(669)
	$(728)	$61	$(789)

ii) Investing:

No significant cash flows were generated from investing activities in 2003.  Cash flows generated in the prior year from investing activities were $1.8 million, including $1.3 million in proceeds received from the disposition of shares held in America Online Inc. (“AOL”).

iii) Financing:

Cash flows generated in financing activities were $2.5 million for 2003, including an equity private placement and a convertible debt private placement.  Cash flows generated in financing activities for fiscal 2002 were $3.4 million included a equity private placement, a demand loan and a convertible debt private placement.

Capital Resources.  There were no significant additions to capital assets for the year ended December 31, 2003.  Redundant capital assets were liquidated to improve the Company’s working capital position.  Net proceeds from disposal of capital assets totaled $34,000 for the year ended December 31, 2003 as compared to $167,000 for the year ended December 31, 2002.

During 2002, the Company incurred $1,024,000 of costs associated with obtaining a demand loan and convertible debenture, which were recorded to deferred financing charges.  The deferred financing charges were fully amortized by June 30, 2003 on a straight-line basis to coincide with the maturing of the demand loan.  No additional deferred charges were incurred in 2003.

Funding

Funding - Overview.  The Company has been funded to date primarily through a series of private placements of equity and convertible debentures, sales of equity to and investments from strategic partners, gains from investments and option exercises.  Since inception, the Company has received aggregate net proceeds of $84.2 million from debt and equity financing and has realized $23.7 million in gains on investment disposals.

Funding - 2003.  During the period from January 1 to June 26, 2003, the Company issued 4,879,000 common shares at a price of $0.24 per share and 2,733,000 common share-purchase warrants exercisable into one common share at $0.40 for net proceeds of $1.148 million.  The warrants expire on June 26, 2005.  Included in this private placement were 2,146,000 shares issued to a director and officer of the Company for total net proceeds of $505,000.  None of the 2,733,000 warrants had been converted into common shares at December 31, 2003.

On August 19, 2003 the Company issued Series E secured subordinated notes with a face value of $1.0 million for net proceeds of $994,000.  The Series E notes have an annual rate of interest of 11 percent that is paid quarterly in arrears, mature in August 2006 and are convertible into equity units at a price of $0.35 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The Series E secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term.  The holders of this Series E may convert at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principle amount to the holders of the Series E secured subordinated notes in cash.  As part of this private placement, the Company issued 30,000 common share-purchase warrants to an associate of Stonestreet Limited Partnership (“Stonestreet”) in consideration for professional fees.  Each such warrant entitles the holder to purchase one common share of the Company for $0.50 at any time up to and including August 18, 2006.  The Series E notes were issued to private investors including an amount totaling $100,000 issued to directors and/or senior officers of the Company.

Funding – 2002.  On April 25, 2002, the Company entered into an agreement with Stonestreet for a $1.1 million private placement.  The Company issued 3.3 million common shares at US $0.21 per share and warrants exercisable into 1 million common shares at US $0.35 per share.  The warrants were exercised on December 17, 2002, providing an additional $550,000 in gross proceeds to the Company.

On August 30, 2002, the Company entered into a private placement agreement of secured subordinated notes (Series A, B and D notes) with Stonestreet and a group of private investors for total gross proceeds of $1 million.

Pursuant to the agreement with Stonestreet dated April 25, 2002, on August 30, 2002, the Company also issued a $120,000 secured subordinated note (Series C note) in exchange for the waiver of certain US registration rights granted to Stonestreet.

On August 30, 2002, ADB entered into a series of agreements with a lender, an unrelated party, whereby the lender granted to ADB and ADB Systems International Inc. (“Old ADB”) a secured loan in the aggregate principal amount of $2,000,000 and bearing interest at the rate of 12 percent per annum.  As part of this transaction, ADB and Old ADB implemented the Arrangement (as defined below).

ADB Systems International Ltd. was created on August 30, 2002.  Upon implementation of a plan of arrangement approved by the shareholders of ADB on October 22, 2002 and approved by the Ontario Superior Court of Justice effective October 31, 2002 (the Arrangement), the shareholders of ADB exchanged their shares for shares of the Company on a one-for-one basis.  All assets and liabilities of ADB, other than those related to its retail activities, were transferred to the Company as of that date in the form of a return of capital.  Old ADB subsequently changed its name to Bid.com International Ltd. (“Bid.Com Ltd.”)

The Company and the lender entered into an arrangement whereby online retail operations utilizing the online retail technology, experience and expertise of ADB developed and operated under the name “Bid.Com International Inc.” in the on-line selling of consumer products to be supplied by the lender would be conducted by Bid.Com Ltd.  The loan matured on June 30, 2003 or upon earlier demand and the Company had the right after the earlier of June 1, 2003 and demand for payment to repay the loan in cash or to transfer to the lender 100 percent of the issued shared of Bid.Com Ltd. acquired by the Company as a consequence of the Arrangement for proceeds equal to the outstanding principal amount and accrued interest then owing to the lender.  The obligations of the Company and Bid.Com Ltd. were secured by a general security agreement delivered by the Company to the lender and a pledge of the shares of the Company’s Norwegian subsidiary.

On December 31, 2002 the Company owned 100 percent of the issued and outstanding shares of Bid.Com Ltd., but had determined that, for accounting purposes, consolidation of Bid.Com Ltd. is not appropriate.  This determination was based upon the Company’s evaluation of its continuing ability to determine the strategic operating policies of Bid.Com Ltd. without the cooperation of others, its ability to obtain future economic benefits from the resources of Bid.Com Ltd., and its exposure to the related risks of ownership.  Therefore, the Company accounted for its investment in Bid.Com Ltd. on the equity basis.  On October 22, 2002, after obtaining shareholder approval, the above-noted debt instruments became convertible into units at $0.12 per unit at the option of the holder.  Each Series A, B, and D unit consists of one common share and one-half common share purchase warrant.  Series C notes also became convertible into common shares at a conversion price of $0.12 per share at the option of the holder or at the option of the Company.  Upon conversion, the Company will issue 9.333 million common shares for no additional consideration and 4.167 million warrants exercisable into an equal number of common shares at $0.14 per share.

On June 30, 2003, the Company exercised its put option to transfer 100 percent of the issued shares of Bid.Com Ltd. in full settlement of the outstanding principal and accrued interest owed to the lender.

Funding – 2001.  During 2001, the Company continued to liquidate its AOL position to fund operations.  In addition, the Company disposed of its equity position in Point2 for $2.6 million and recovered an $811,000 receivable from Point2 that had been provided for in 2000.

In October 2001, with the acquisition of ADB Systemer, the Company paid $2.293 million in cash to the shareholders of ADB Systemer in connection with the acquisition.  As a result of that acquisition, cash of $814,000 held by ADB Systemer was acquired.

Trending Into Fiscal 2004

The Company has not earned profits to date and, at December 31, 2003, has an accumulated deficit of $99.762 million.  The Company expects to incur losses into 2004 and there can be no assurance that it will ever achieve profitability.  Operating results have varied on a quarterly basis in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of the Company’s control.

The Company has incurred negative annual cash flows from operations since inception and expects to continue to expend substantial funds to continue to develop technology, build an infrastructure to support business development efforts and expand other areas of business including the acquisition of, or strategic investments in, complementary products, businesses or technologies.  Although the Company achieved positive cash flows from operations for the three months ended March 31, 2004, we estimate that additional working capital in the amount of $3.7 million will be required for 2004.  The Company expects to obtain the additional working capital through additional debt or equity financings such as issuance of loans or debentures, issuance of shares, conversion of warrants and exercise options.  However, the Company cannot provide assurance that efforts to raise such additional financings will be successful.  The actual amount of funds that will be required during the interim period will be determined by many factors, some of which are beyond the Company’s control.  As a result, it may require funds sooner or in greater amounts than currently anticipated.

Aggregate Contractual Obligations

As at December 31, 2003 the Company’s contractual obligations, including payments due by periods over the next five years, are as follows:

	Total	2004	2005	2006	2007	2008
	(in thousands)

Operating leases	$436	$232	$113	$43	$24	$24
License agreements	645	129	129	129	129	129
Secured subordinated notes (a)	715	115	—	600	—	—
	$1,796	$476	$242	$772	$153	$153

(a)          Assumes secured subordinated notes are held to maturity.  Subsequent to December 31, 2003, Notes with a face value of $400,000 were converted into equity units.

Foreign Currency Rate Fluctuations. While the Company’s financial statements are in Canadian dollars, revenue is also generated in Norwegian krone, US dollars and other currencies.  The Company incurs the majority of its expenses in Canadian dollars and Norwegian krone.  As a result, the Company may suffer losses due to fluctuations in exchange rates between the Canadian dollar or Norwegian krone and currencies of other countries. The Company does not currently engage in foreign exchange hedging activities or use other financial instruments in this regard.

Interest Rate and Investment Risk.  The primary objective of the Company’s investment activities is to preserve principal while at the same time maximizing income received from investments without significantly increasing risk.  The investment portfolio is primarily comprised of cash, marketable securities, and short-term interest bearing certificates.

Net Operating Losses for Tax Purposes.  We have available an aggregate of approximately $13.5 million of net operating losses for tax purposes that may be used to reduce taxable income in future years, of which $3.157 million expires in 2009, 3.424 million expires in 2010, $1.116 million expires in 2011, $966,000 expires in 2012, and $282,000 expires in 2013.  In addition, there is $4.581 million that do not expire related to tax losses in Ireland. Our net operating losses are subject to assessment of our tax returns by taxation authorities.

This Annual Report may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws.  These may include, among others, statements about expectations of future revenues, cash flows, and cash requirements.  Forward-looking statements are subject to risks and uncertainties that may cause our results to differ materially from expectations.  These risks include our ability to raise additional funding, develop our business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of our products and services, competitive factors, new products and technological changes, and other such risks as we may identify and discuss from time to time, including those risks disclosed in our Form 20-F filed with the Securities and Exchange Commission, as it may be amended. Accordingly, there is no certainty that our plans will be achieved.

Management’s Report

Preparation of the consolidated financial statements accompanying this annual report and the presentation of all other information in this report is the responsibility of management.  The financial statements have been prepared in accordance with appropriate and generally accepted accounting principles and reflect management’s best estimates and judgments.  All other financial information in the report is consistent with that contained in the financial statements.  The Company maintains appropriate systems of internal control, policies and procedures which provide management with reasonable assurance that assets are safeguarded and that financial records are reliable and form a proper basis for preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee which is composed of non-executive directors. The Audit Committee reviewed the consolidated financial statements with management and external auditors and recommended their approval by the Board of Directors.  The consolidated financial statements have been audited by Deloitte & Touche LLP, Chartered Accountants.  Their report stating the scope of their audit and their opinion on the consolidated financial statements is presented below.

/s/ Jeff Lymburner	/s/ Michael Robb
Jeff Lymburner	Michael Robb
CEO	Chief Financial Officer

Independent Auditors’ Report to the Shareholders of ADB Systems International Ltd.

We have audited the consolidated balance sheets of ADB Systems International Ltd. as at December 31, 2003 and 2002, and the consolidated statements of operations, deficit and cash flows for each of the three years in the period ended December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Chartered Accountants
Toronto, Ontario, Canada
February 6, 2004 (except for Notes 2 and 23 which are as of May 11, 2004)

Comments by Auditors on Canada – United States Reporting Differences

United States reporting standards for auditors require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 2 to the financial statements.  Although we conducted our audits in accordance with both Canadian and United States generally accepted auditing standards, our report to the Shareholders dated February 6, 2004 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

/s/ Deloitte & Touche LLP
Chartered Accountants
Toronto, Ontario, Canada
February 6, 2004 (except for Notes 2 and 23 which are as of May 11, 2004)

Consolidated Balance Sheets
December 31, 2003 and 2002
(in thousands of Canadian dollars)

	2003	2002

ASSETS

CURRENT
Cash	$432	$1,337
Marketable securities	13	20
Accounts receivable	1,384	1,828
Deposits and prepaid expenses	118	178
	1,947	3,363

CAPITAL ASSETS (Note 4)	266	443
ACQUIRED SOFTWARE (Note 16)	846	1,974
DEFERRED CHARGES (NET) (Note 5)	—	513
ACQUIRED AGREEMENTS (Note 17(a))	150	57
TRADEMARKS AND INTELLECTUAL PROPERTY (NET)	2	5
	$3,211	$6,355

LIABILITIES

CURRENT
Accounts payable	$700	$1,059
Accrued liabilities	670	1,229
Deferred revenue	91	832
Demand loan (Notes 6 and 19(a))	—	2,000
	1,461	5,120

SECURED SUBORDINATED NOTES (Note 7)	721	34
	2,182	5,154

NON-CONTROLLING INTEREST	3	3
COMMITMENTS AND CONTINGENCIES (Notes 2 and 11)

SHAREHOLDERS’ EQUITY
Share capital (Note 9(b))	97,674	95,633
Contributed surplus (Note 9(d))	1,289	—
Warrants (Note 9(d))	324	1,599
Stock options (Note 9(c))	898	706
Conversion feature on secured subordinated notes (Note 7)	497	175
Cumulative translation account	106	32
Deficit	(99,762)	(96,947)
	1,026	1,198
	$3,211	$6,355

On behalf of the Board:

/s/ Christopher Bulger	/s/ Derroch Robertson
Director	Director

See notes to consolidated financial statements.

Consolidated Statements of Operations
Years ended December 31, 2003, 2002 and 2001
(in thousands of Canadian dollars, except per share amounts)

	2003	2002	2001

Revenue	$5,853	$5,780	$4,455
Less: Customer acquisition costs	—	—	(60)
Net revenue (Note 21)	5,853	5,780	4,395

General and administrative	4,648	6,288	7,622
Sales and marketing	1,098	1,875	4,040
Software development and technology	2,817	4,101	3,691
Employee stock options (Note 9(j))	193	—	—
Depreciation and amortization	1,901	2,602	1,572
Interest expense	289	200	—
Interest income	(9)	(45)	(345)
	10,937	15,021	16,580
Loss before the undernoted	(5,084)	(9,241)	(12,185)

Realized gain on settlement of demand loan (Note 6)	2,195	—	—
Realized gains and losses on disposal of marketable securities, strategic investments and capital assets and recovery of assets (Note 14)	7	(85)	6,722
Unrealized gains and losses on revaluation of strategic investments and provision for impairment of assets (Note 15)	—	(24)	(2,435)
Goodwill impairment (Note 18)	—	(14)	(9,476)
Restructuring charges	—	—	(959)
Retail activities (Note 13)	67	—	(381)
	2,269	(123)	(6,529)

NET LOSS FOR THE YEAR	$(2,815)	$(9,364)	$(18,714)

LOSS PER SHARE (Note 9(i))	$(0.05)	$(0.22)	$(0.64)

See notes to consolidated financial statements.

Consolidated Statements of Deficit
Years ended December 31, 2003, 2002 and 2001
(in thousands of Canadian dollars)

	2003	2002	2001

DEFICIT, BEGINNING OF YEAR	$(96,947)	$(87,583)	$(68,869)

NET LOSS FOR THE YEAR	(2,815)	(9,364)	(18,714)

DEFICIT, END OF YEAR	$(99,762)	$(96,947)	$(87,583)

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years ended December 31, 2003, 2002 and 2001
(in thousands of Canadian Dollars)

	2003	2002	2001

NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES

OPERATING
Net loss for the year	$(2,815)	$(9,364)	$(18,714)
Items not affecting cash
Depreciation and amortization	1,901	2,602	1,572
Non cash customer acquisition costs	38	—	60
Non cash interest expense	239	108	—
Employee stock options	193	—	—
Stock compensation to third parties	—	25	115
Realized gain on settlement of demand loan (Note 6)	(2,195)	—	—
Realized gains and losses on disposal of marketable securities, strategic investments, and capital assets and recovery of assets (Note 14)	(7)	85	(6,722)
Unrealized gains and losses on revaluation of and strategic investments, and provision for impairment of assets (Note 15)	—	24	2,435
Goodwill impairment (Note 18)	—	14	9,476
	(2,646)	(6,506)	(11,778)
Changes in non cash operating working capital (Note 12)	(728)	61	(2,917)
	(3,374)	(6,445)	(14,695)

INVESTING
Capital assets	(45)	(43)	(317)
Strategic investments	—	—	(328)
Capitalized software, trademarks and intellectual property	—	(7)	(5)
Marketable securities	8	1,556	10,142
Proceeds from disposal of capital assets	34	167	—
Acquisition of ADB Systemer ASA (Note 16)	—	—	(2,244)
Proceeds from disposal of joint venture and strategic investments (Note 14 (a) and (d))	20	126	2,706
Purchase of non-controlling interest	—	(14)	—
	17	1,785	9,954

FINANCING
Issuance of common shares for cash (Note 9 (d) and (e)(i))	1,458	1,506	—
Repayment of capital lease	—	(42)	(65)
Secured subordinated notes (Note 7)	994	1,000	—
Deferred charges (Note 5)	—	(1,024)	—
Demand loan (Note 6)	—	2,000	—
	2,452	3,440	(65)

NET CASH OUTFLOW DURING THE YEAR	(905)	(1,220)	(4,806)
CASH, BEGINNING OF YEAR	1,337	2,557	7,363
CASH, END OF YEAR	$432	$1,337	$2,557
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS
Interest expense	$48	$24	$—
Income taxes	$—	$—	$—

See notes to consolidated financial statements.

Notes to the Consolidated Financial Statements

Years ended December 31, 2003, 2002 and 2001

(in Canadian dollars)

1.                                      DESCRIPTION OF BUSINESS

ADB Systems International Ltd. (“ADB” or the “Company”) delivers asset lifecycle management solutions that enable companies to source, manage and sell assets for maximum value.  ADB works with a growing number of customers and partners in a variety of sectors including the asset-intensive oil and gas industry to improve operational efficiencies.  ADB also enables customers in government, manufacturing and financial services sectors to reduce purchasing costs and improve procurement processes.

ADB Systems International Ltd. was created on August 30, 2002.  Upon implementation of a special resolution of the shareholder of the Company and shareholders of ADB Systems International Inc. (“Old ADB”, formerly Bid.Com International Inc. (“Bid.Com”)), pursuant to Section 182 of the Business Corporations Act (Ontario), the shareholders of Old ADB exchanged their shares for shares of the Company on a one-for-one basis on October 22, 2002.  All assets and liabilities of Old ADB, other than those related to retail activities (Note 13) were transferred to the Company on that date in the form of a return of capital.  ADB Systems International Ltd. conducted no activities prior to October 22, 2002.  Old ADB subsequently changed its name to Bid.Com International Ltd. (“Bid.Com Ltd.”).

These consolidated financial statements reflect the financial position of the Company as at December 31, 2003 and 2002, and results of its operations and its cash flows subsequent to October 22, 2002, and the financial position of Old ADB as at December 31, 2001 and results of operations and of cash flows of Old ADB for the 2002 period prior to October 22, 2002 and the year ended December 31, 2001 based upon continuity of interests accounting as no substantive change of ownership occurred.

Bid.Com was an on-line auction service provider and e-tailer.  During 2000, the Company refocused its business model to become an on-line enabling service to other businesses seeking to use its on-line retailing technologies.  The Company provides businesses with the use of its software and hardware technology over a specific term in addition to consulting, implementation, and training services.  In October 2001, Bid.Com acquired ADB Systemer ASA (“ADB Systemer”), a Norway-based software vendor of enterprise asset management and electronic procurement applications.  The Company changed its name to ADB Systems International Inc. to reflect its expanded product offering.

2.                                      CONTINUATION OF THE BUSINESS

While the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations, certain adverse conditions and events cast substantial doubt upon the validity of this assumption. The Company has not yet realized profitable operations and has relied on non-operational sources of financing to fund operations.  The Company’s ability to continue as a going concern will be dependent on management’s ability to successfully execute its business plan including an increase in revenue and seeking additional forms of debt or equity financing.  Additional debt or equity financings such as issuance of loans or debentures, issuance of shares, conversion of warrants and exercise of options in the amount of $3.7 million are estimated to be required for 2004.  The Company cannot provide assurance that efforts to raise such additional financings will be successful.

These financial statements do not include adjustments or disclosures that may result from the Company’s inability to continue as a going concern.  If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying value of assets and liabilities, and the reported net losses and balance sheet classifications used.

Management believes that continued existence beyond 2004 is dependent on its ability to increase revenue from existing products, and to expand the scope of its product offering which entails a combination of internally developed software and partnerships with third parties.

3.                                      SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada, which are substantially the same as generally accepted accounting principles in the United States (U.S. GAAP), except as disclosed in Note 20.  The accompanying consolidated financial statements are prepared using accounting principles applicable to a going concern, which assumes that the Company will continue in operation for a reasonable period of time and will be able to realize its assets and discharge its liabilities in the normal course of operations (see Note 2).

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and subsidiaries over which it exercises control and its proportionate share of the assets, liabilities, revenue and expenses of a jointly controlled company during the period of ownership, September 1999 to May 2001.  Business acquisitions are accounted for under the purchase method and operating results are included in the consolidated financial statements as of the date of the acquisition of control.  All material intercompany transactions have been eliminated.

INVESTMENT IN ASSOCIATED COMPANY

The investment in associated company was accounted for under the equity method (see Note 19(a)).  This method was considered appropriate based upon management’s evaluation of its ability to determine the strategic operating policies of the associated company without the cooperation of others, its ability to obtain future economic benefits from the associated company, and its exposure to the related risks of ownership.  U.S. GAAP required consolidation of the investment in associated company.  The impact of this difference in U.S. GAAP from Canadian GAAP is disclosed in these financial statements in Note 20 - Reconciliation of United States GAAP.

MARKETABLE SECURITIES

Marketable securities include registered equity instruments, all of which are carried at the lower of cost and quoted market value.  Net unrealized losses on marketable securities related to an impairment, determined to be other than temporary in nature, are determined on the specific identification basis and are included in the Consolidated Statements of Operations.  Marketable securities also include interest-bearing certificates carried at cost plus accrued interest which approximate market value.

CAPITAL ASSETS AND AMORTIZATION

Capital assets are carried at cost less accumulated amortization.  Amortization is calculated on a straight-line basis in amounts sufficient to amortize the cost of capital assets over their estimated useful lives as follows:

Computer hardware	3 years
Computer software and licenses	1 year or life of the license
Furniture and fixtures	5 years
Building	20 years
Leasehold improvements	life of the lease

STRATEGIC INVESTMENTS

Strategic investments are carried at the lower of cost and estimated net realizable value.  Management has assessed the carrying value of the investments and recorded an impairment provision based on management’s best estimate of net realizable value.

SOFTWARE DEVELOPMENT COSTS

The cost of non-core software internally developed for client applications through e-commerce enabling agreements and software licensing is expensed as incurred.  The cost of core software internally developed for client applications through e-commerce enabling agreements is capitalized and is amortized over two years.  The cost of core software internally developed for software licensing contracts is expensed as incurred.  The cost of acquired software and internally developed software for use in on-line retail operations is expensed as incurred.

ACQUIRED SOFTWARE

The cost of core software acquired as a result of the acquisition of ADB Systemer ASA has been capitalized and is amortized over three years, the estimated useful life of the software.

ACQUIRED AGREEMENTS

Acquired agreements have been capitalized based on the estimated fair value of common share purchase warrants issued in exchange for entering into certain agreements and are amortized over the initial term of the agreements.  The fair value of these warrants is calculated based on the Cox-Rubinstein binomial valuation model.

TRADEMARKS AND INTELLECTUAL PROPERTY

Trademarks and intellectual property are recorded at cost and amortized on a straight-line basis over two years.  Trademarks and intellectual property acquired as a result of the acquisition of ADB Systemer ASA, and directly attributable to core software, have been capitalized and are amortized over three years, the estimated useful life of the related software.

GOODWILL

In 2001, the Company adopted the provisions of the Canadian Institute of Chartered Accountants Handbook sections 1581 and 3062, whereby the purchase price of an acquired business is allocated to all assets and liabilities, including identifiable intangible assets, based on their fair values.  Any purchase price in excess of those fair values is recorded as goodwill.  Goodwill must be tested annually for impairment on a fair value basis, and where the carrying value exceeds fair value, a goodwill impairment loss must be recorded.  This accounting policy became effective January 1, 2002 with a transition provision beginning July 1, 2001.  Management assessed the carrying value of the goodwill arising from the acquisition of ADB Systemer, and determined that a permanent decline had occurred in the fair value of goodwill at December 31, 2001 based on estimated future cash flows from the business acquired.

TRANSLATION OF FOREIGN CURRENCIES

The accompanying consolidated financial statements are prepared in Canadian dollars.  All foreign denominated transactions, other than those of self-sustaining subsidiaries, are translated using the temporal method whereby monetary assets and liabilities are translated at the rates in effect on the balance sheet date, non-monetary items at historical rates and revenue and expenses at the average monthly rate.  Gains and losses from foreign exchange translations are included in the statements of operations.

The Company’s foreign subsidiaries in the United States, Ireland, the United Kingdom, and Australia are classified as fully integrated with the functional currency being the Canadian dollar.  The Company uses the temporal method of foreign currency translation for these operations.  Monetary assets and liabilities are translated at the exchange rates in effect on the balance sheet date.  Non-monetary assets are translated at historic exchange rates.  Revenue and expense amounts are translated using the average exchange rate for the year except amortization of capital assets which is translated at historic exchange rates.  Gains and losses from foreign exchange translations are included in the statement of operations.

The Company’s subsidiary in Norway is classified as a self-sustaining operation whereby the functional currency of the operation is the Norwegian krone.  The Company uses the current rate method of translation for these operations.  Assets and liabilities are translated at the rate of exchange in effect at the balance sheet date.  Revenue and expenses (including depreciation and amortization) are translated using the average exchange rate for the year.  Gains and losses from foreign exchange translations are included as a separate component of shareholders’ equity.

LOSS PER SHARE

On January 1, 2001, the Company adopted the provisions of The Canadian Institute of Chartered Accountants Handbook section 3500, “Earnings per Share,” whereby the treasury stock method of calculating diluted earnings per share is used.  For the years presented, all stock options, convertible debentures and warrants are anti-dilutive, therefore diluted loss per share is equal to basic loss per share.  The basic loss per share calculation is based on the weighted average number of shares outstanding during the year.

REVENUE RECOGNITION

a) License and related services agreements

The Company has agreements to provide software licenses for client-server-based software applications.  The Company adopted the provisions of Statement of Position 97-2 “Software Revenue Recognition,” and Statement of Position 98-9 “Software Revenue Recognition With Respect to Certain Transactions,” in its accounting for revenue recognition on delivery of software licenses.  Revenue is recognized on physical delivery for software licenses when undelivered elements are not essential to the functionality of the license. When software licenses are delivered and require additional elements essential to the functionality of the license, such as consulting and implementation services, license revenue is recognized on a percentage of completion basis until all services requisite to the functionality of the license have been delivered and vendor- specific objective evidence of the fair value of each component exists.  Software licenses are granted for an indefinite term.

The Company has agreements to provide maintenance, support, and training services.  Revenue from maintenance and support agreements is recognized over the term of the agreement.  Revenue from training services is recognized when these services are provided.

The Company also has agreements that principally include the provision of a software license, but also contain additional deliverable elements, such as the provision of upgrades and hosting services. For these contracts, where vendor-specific objective evidence criteria for independent recognition of revenue elements do not exist, revenue is recognized over the term of the agreement or three years when a revenue sharing arrangement exists. Revenue from net revenue sharing arrangements is recorded as received.

b) E-commerce enabling agreements

The Company has agreements where it has become an e-commerce enabler to various businesses.  The Company adopted the provisions of Statement of Position 97-2, “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants in its accounting for multiple element e-commerce enabling agreements.  The Company’s multiple element e-commerce enabling agreements are comprised of revenue for providing consulting, implementation, training, and hosting services.  Revenue from individual elements of each contract is recognized when vendor-specific objective evidence exists to determine the fair value of individual contract elements.  When vendor-specific objective evidence exists, consulting, implementation, and training elements are recognized on a percentage of completion basis and the hosting element is recognized ratably over the term of the contract.  In the absence of vendor-specific objective evidence, the Company defers and amortizes all revenue from individual contract elements ratably over the term of the contract.

c) Sale of retail products and related activities

Revenue from product sales, commission, shipping, and handling was recognized when goods were shipped to customers.  The Company curtailed its on-line retail operations in October 2000.  During 2002, the non-consolidated investee, Bid.Com Ltd. resumed on-line retail activities (Note 19(a)).

DEFERRED REVENUE

Deferred revenue is comprised of the unrecognized portion of consulting and implementation fees received from maintenance and support e-commerce enabling agreements, and the unrecognized portion of license, installation, and consulting revenue on the sale of software licenses and related services.

CUSTOMER ACQUISITION COSTS

Customer acquisition costs are comprised of the calculated fair value of common share purchase warrants issued to customers in return for certain agreements.  These amounts are deducted from gross revenue to the extent that revenue is earned, and are otherwise included in general and administrative expenses.  The fair value of these warrants is calculated based on the Cox-Rubinstein binomial valuation model.

DEFERRED CHARGES

Deferred charges are comprised of expenditures incurred in obtaining a demand loan and the issuance of secured subordinated notes.  The expenditures relating to the demand loan are amortized over the term of the loan on a straight-line basis; expenditures relating to the subordinated notes were recorded as a reduction to the equity component of those notes.

SECURED SUBORDINATED NOTES

Financial instruments that contain both a liability and an equity element are required to have the instrument’s component parts classified separately under Canadian GAAP.  The Company uses the Cox-Rubinstein binomial valuation model to determine the fair value of the conversion feature at the issue dates of convertible secured subordinated notes and discloses the liability and equity components separately on its balance sheet.  United States GAAP does not permit separate disclosure of different elements of a financial instrument in the financial statements.  The impact of this difference in United States GAAP from Canadian GAAP is disclosed in the notes to these financial statements under Reconciliation of U.S. GAAP (Note 20).

STOCK-BASED COMPENSATION

The Canadian Institute of Chartered Accountants issued Handbook section 3870, “Stock-based Compensation and Other Stock-based Payments,” effective January 1, 2002.  During the fourth quarter of fiscal 2003, the Company elected to adopt the fair value method for stock-based compensation on a prospective basis.  As a result, the annual financial statements reflect the cost of stock-based compensation to employees effective January 1, 2003.  The impact of this standard is disclosed in Note 9 to the financial statements.  The impact of Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock-Based Compensation,” is disclosed in the notes to these financial statements under Reconciliation of U.S. GAAP (Note 20).

Prior to January 1, 2003, under Canadian GAAP, stock options granted to employees were not required to be recorded in the accounts of the Company.  Stock options to employees under U.S. GAAP are accounted for in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”.  Because options granted to employees have been fixed options with the exercise price equal to the market price of stock, under US GAAP no accounting recognition was given to stock options granted to employees at fair market value until they are exercised.

Stock-based compensation to third parties is recognized and recorded in the accounts of the Company at the fair market value of the equity instrument as determined by the Cox-Rubinstein binomial valuation model.

INCOME TAXES

The Company accounts for income taxes in accordance with the liability method.  The determination of future tax assets and liabilities is based on differences between the financial statement and income tax bases of assets and liabilities, using substantively enacted tax rates in effect for the period in which the differences are expected to reverse.  Future tax assets are recorded to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized.

USE OF SIGNIFICANT ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  Actual results could differ from those estimates.

4.                                      CAPITAL ASSETS

	2003			2002
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
	(in thousands)
Computer hardware	$2,588	$2,428	$160	$2,659	$2,423	$236
Computer software	28	—	28	—	—	—
Furniture and fixtures	411	333	78	465	268	197
Leasehold improvements	151	151	—	151	141	10
	$3,178	$2,912	$266	$3,275	$2,832	$443

5.                                      DEFERRED CHARGES

During 2002, the Company incurred $874,000 of expenditures in obtaining a demand loan (Note 6).  These expenditures were amortized on a straight-line basis over the term of the loan, which matured on June 30, 2003.  In 2002, the Company also incurred financing costs of $150,000 in obtaining convertible debt financing (Note 7).  In 2003, deferred charges were reduced by an amortization expense of $513,000 with a reduction of $511,000 occurring in 2002 comprised of an amortization expense of $361,000 and a reduction to the equity component of the secured notes of $150,000.

6.                                      DEMAND LOAN

During the year ended December 31, 2002, the Company entered into a series of agreements which resulted in the completion of a series of transactions (collectively the “Transaction”) whereby the Company received a secured demand loan in the aggregate principal amount of $2,000,000.  The loan carried an interest rate of 12 percent compounded monthly, and was secured by a general security agreement on the assets of the Company and a pledge of the shares of the Company’s Norwegian subsidiary.  The loan matured on June 30, 2003.  The Company could, at its discretion, repay the loan in cash or transfer to the lender 100 percent of the issued shares of its investment in an associated company in full settlement of the outstanding principal amount and accrued interest then owing to the lender (Note 19(a)).

On June 30, 2003, the Company exercised its option to transfer its investment in the associated company, which had a nominal carrying value, to the lender in full settlement of the outstanding principal and accrued interest amounts.  This transfer resulted in a gain on settlement of the demand loan in the amount of $2,195,000.

7.                                      SECURED SUBORDINATED NOTES

a) During the year ended December 31, 2003, the Company issued Series E secured subordinated notes with a face value of $1.0 million for net proceeds of $994,000.  The Series E notes have an annual rate of interest of 11percent that is paid quarterly in arrears, mature August 19, 2006 and are convertible into equity units at a price of $0.35 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The Series E secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term.  Note holders may convert into units at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount to the holders of the Series E secured subordinated notes in cash.  As part of this private placement, the Company issued 30,000 common share-purchase warrants to an associate of Stonestreet Limited Partnership (“Stonestreet”) in consideration for professional fees.  Each such warrant entitles the holder to purchase one common share of the Company for $0.50 at any time up to and including August 18, 2006.

The Series E notes were issued to private investors including an amount totaling $100,000 issued to directors and/or senior officers of the Company.  Costs in the amount of $6,000 associated with the issuance of the Series E secured subordinated notes were recorded as a reduction of the equity component of these notes.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series E secured subordinated notes.  The Company has determined the fair value of the debt component of the Series E notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing.  The Company has determined the fair value of the conversion feature at the issue date of the Series E notes using the Cox-Rubinstein binomial valuation model.  The resulting pro rata fair value of the liability component of the secured subordinated notes and the conversion features of the units, comprised of shares and attached warrants, was $596,000, $292,000 and $106,000, respectively.  The liability component will be accreted to $1 million over the term of the Series E notes through the recording of non-cash interest expense until such date at which the underlying notes are converted into common shares.

b) During the year ended December 31, 2002, the Company issued a total of $1.12 million in principal of secured subordinated notes (collectively the “Notes”) in four series.  Series A, B, and C notes were issued to Stonestreet and Series D notes were issued to private investors including directors and/or senior officers.  Series A, B, and D notes are due December 31, 2004, at an interest rate of 8 percent.  Series C notes are due December 31, 2004, and bear interest at 8 percent only from and after maturity or in an event of default.  On October 22, 2002, after obtaining shareholder approval, Series A, B, and D notes became convertible into equity units at $0.12 per unit at the option of the holder.  Each Series A, B, and D equity unit consists of one common share and one-half common share purchase warrant, with each whole warrant exercisable into one common share at $0.14.  Series C notes also became convertible into common shares at a conversion price of $0.12 per share at the option of the holder or at the option of the Company.

The Company issued $120,000 in Series C notes in exchange for the waiver of certain US registration rights granted to Stonestreet pursuant to a subscription agreement dated April 25, 2002.  Accordingly, the Company has recorded the issuance of the Series C notes as secured subordinated notes in shareholders’ equity.

The Series D secured subordinated notes included $135,000 issued to four directors or senior officers of the Company.

As part of this private placement, the Company issued 150,000 common share purchase warrants to an associate of Stonestreet in partial consideration for securing such placement and for due diligence services.  Each such warrant entitles the holder to purchase one common share of the Company for $0.14 at any time up to and including December 31, 2004.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series A, B, and D secured subordinated notes.  Using the Cox-Rubinstein binominal valuation model, the Company has determined the fair value of the conversion feature and attached warrants at the issue dates of the secured subordinated notes.  The fair values of the conversion feature of the units, comprised of shares attached, warrants and liability components of the secured subordinated notes issued were $636,000, $300,000 and $64,000 respectively.  The $64,000 liability component will be accreted to $1 million over the term of the Series A, B, and D notes through the recording of non cash interest expense until such date at which the underlying notes are converted into common shares or mature.

In fiscal 2002, the Company incurred $150,000 of costs associated with the issuance of the Series A, B and D secured subordinated notes, which was recorded as a reduction of the equity component of these notes.

c) The following summarizes the nominal and fair values of the liability and equity components of the Series A through E secured subordinated notes.

	2003		2002
Secured subordinated notes	Nominal Value	Fair Value	Nominal Value	Fair Value
	(in thousands)
Opening balance	$205	$34	$—	$—
Issuance of notes	1,000	596	1,120	64
Non-cash interest	—	112	—	21
Conversion of notes	(90)	(21)	(915)	(51)
Closing balance	$1,115	$721	$205	$34

Conversion features on secured subordinated
notes including conversion of attached
warrants

	2003		2002
	Common Shares	Fair Value	Common Shares	Fair Value
	(in thousands)
Opening balance	2,562	$175	—	$—
Issuance of notes	4,286	398	13,500	936
Conversion of notes	(1,125)	(76)	(10,938)	(761)
Closing balance	5,723	$497	2,562	$175

8.                                      INCOME TAXES

The Company adopted accounting for income taxes under the liability method.  Under the liability method, a future tax asset is recorded based upon tax losses carried forward and differences in tax and accounting values in the Company’s assets and liabilities.  The tax asset is reduced by a valuation allowance to the extent that it is more likely than not that the asset would not be realized.  The valuation allowance will be reviewed and adjusted as appropriate for each reporting period.  At December 31, 2003 and 2002, the Company established the valuation allowance at 100 percent of the future tax asset.

	2003	2002
	(in thousands)
FUTURE TAX ASSET
Tax losses carried forward	$3,229	$4,215
Difference in tax and accounting valuations for capital assets and investments	55	(305)
	3,284	3,910
Valuation allowance	(3,284)	(3,910)
Future tax asset	$—	$—

PROVISION FOR INCOME TAXES
Income taxes at statutory rate	$(467)	$(2,781)
Adjustments to loss	(316)	—
Net reduction in tax rates	(896)	—
Reduction to valuation allowance on future tax asset	1,212	—
Tax losses carried forward	226	2,665
Difference in tax and accounting valuations for capital assets and investments	360	111
Permanent differences for tax and accounting income	(119)	5
Provision for income taxes	$—	$—

Tax Loss Carryforwards at December 31, 2003 expire as follows:

(in thousands)

2009	$3,157
2010	3,424
2011	1,116
2012	966
2013	282
Tax loss carryforwards that do not expire (a)	4,581
$13,527

(a)          Under Irish local tax laws, tax loss carryforwards do not expire.

9.                                      SHARE CAPITAL

a)                                    AUTHORIZED

Unlimited number of common shares
Unlimited number of preference shares – issuable in series

b)                                    COMMON SHARES

	2003		2002
	Number	Amount	Number	Amount
	(in thousands of shares and dollars)

Opening balance	50,140	$95,633	38,185	$93,568

Shares issued pursuant to:
Exercise of options	39	12	30	11
Private placement	5,181	1,254	3,300	945
Exercise of warrants	3,313	703	1,000	550
Conversion of debentures	750	72	7,625	559

Closing balance	59,423	$97,674	50,140	$95,633

The conversion of the remaining secured subordinated notes would result in the issuance of 958,000 (2002 – 1,708,000) common shares for Series A, B and D notes, and 2,857,000 (2002 – Nil) common shares for Series E notes.

c)                                      STOCK OPTIONS

The Canadian Institute of Chartered Accountants issued Handbook section 3870, “Stock-based Compensation and Other Stock-based Payments,” effective January 1, 2002.  During the fourth quarter of fiscal 2003, the Company elected to adopt the fair value method for stock-based compensation on a prospective basis. As a result, the annual financial statements reflect the stock-based compensation expense to employees effective January 1, 2003.

(i)             Stock options are comprised of the following components:

	2003		2002
	Number	Amount	Number	Amount
	(in thousands of options and dollars)

Employees	2,645	$782	2,793	$590
Non-employees	27	116	253	116
Total	2,672	$898	3,046	$706

(ii)          The Company has a stock option plan which provides for the issuance of stock options to employees, which may expire as much as 10 years from the date of grant, at prices not less than the fair market value of the common shares on the date of grant.  The aggregate exercise price for employee options outstanding at December 31, 2003 was approximately $1.8 million (2002 – $5.2 million).  The Management Resources and Compensation Committee of the Board of Directors reserves the right to attach vesting periods to stock options granted.  Certain of the stock options outstanding at the end of 2003 are exercisable immediately, while the remainder have vesting periods attached which range from six months to 36 months. The options expire between 2003 and 2006.

A summary of changes in the stock option plan for the two years ended December 31, 2003 is as follows:

	Number of Options		Weighted Average Exercise Price
	2003	2002	2003	2002
	(in thousands)

Opening balance	2,793	2,884	$1.84	$5.19
Granted	1,095	1,299	0.37	0.43
Exercised	(39)	(30)	0.30	0.36
Cancelled	(1,204)	(1,360)	3.38	6.78
Closing balance	2,645	2,793	$0.68	$1.84
Exercisable, end of year	2,057	1,981	$0.74	$2.51
Options remaining for issuance under stock option plan	1,224	853

Range of Exercise Prices	Number Outstanding at December 31, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2003	Weighted Average Exercise Price
	(in thousands)			(in thousands)
$0.22-$0.33	178	2.1 years	$0.32	178	$0.32
$0.34-$0.51	2,266	1.4 years	$0.40	1,686	$0.40
$0.52-$0.78	2	1.0 years	$0.76	2	$0.76
$0.99-$1.48	9	0.5 years	$1.41	7	$1.41
$1.83-$2.74	146	0.1 years	$2.62	146	$2.62
$3.91-$5.86	28	0.6 years	$5.02	28	$5.02
$15.33-$23.00	16	0.2 years	$23.00	10	$23.00
	2,645			2,057

(iii)       The Company also had stock options outstanding to third parties at December 31, 2003.  The aggregate exercise price for third-party stock options outstanding at December 31, 2003 was $69,000 (2002 – $730,000).  These options expire in 2004.  A summary of changes in the stock options to third parties for the two years ended December 31, 2003 is as follows:

	Number of Options		Weighted Average Exercise Price
	2003	2002	2003	2002
	(in thousands)

Opening balance	253	289	$2.88	$5.13
Granted	—	2	—	0.34
Exercised	—	—	—	—
Cancelled	(226)	(38)	2.91	17.76
Closing balance	27	253	$2.56	$2.88
Exercisable, end of year	27	253	$2.56	$2.88

d)                                     SHARE-PURCHASE WARRANTS

A summary of changes in the warrants issued and vested for the two years ended December 31, 2003 is as follows:

	2003		2002
	Number	Amount	Number	Amount
	(in thousands)
Opening balance	6,121	$1,599	1,300	$1,349
Issued to key customer (Note 9(g))	—	226	2,000	—
Issued in private equity placement (Note 9 (e))	2,733	—	1,000	—
Issued upon conversion of debt (Note 9(h))	375	27	3,313	239
Issued in lieu of fees (Note 7 and 9(e))	30	—	200	11
Cancelled (Note 9(e), (f) and (g))	(608)	(1,289)	(692)	—
Exercised	(3,313)	(239)	(1,000)	—
Closing balance	5,338	$324	6,121	$1,599

The conversion of the remaining secured subordinated notes would result in the issuance of 479,000 (2002 – 854,000) common share-purchase warrants for Series A, B and D notes, and 1,429,000 (2002 – Nil) common share-purchase warrants for Series E notes.

e)                                      PRIVATE COMMON SHARE PLACEMENT

On June 26, 2003, the Company completed a transaction resulting in the issuance of 4,879,000 common shares at a price of $0.24 and 2,733,000 common share-purchase warrants exercisable into one common share at $0.40 for net proceeds of $1.148 million.  The warrants expire on June 26, 2005.  Included in this private placement were 2,146,000 shares issued to a director and officer of the Company for total net proceeds of $505,000.  None of the 2,733,000 warrants had been converted into common shares at December 31, 2003.

On September 19, 2003 the Company issued 302,250 shares in settlement of an account payable in the amount of $106,000.

On April 25, 2002, the Company entered into an agreement with Stonestreet for a $1.1 million private placement resulting in net proceeds of $945,000 after deducting costs of issue of approximately $155,000.  As a result, the Company issued 3.3 million common shares and 1 million common share-purchase warrants exercisable into common shares at US$0.35 per share.

On December 17, 2002, Stonestreet exercised all of these warrants for proceeds of $550,000.  Pursuant to the April 25, 2002 private placement, the Company issued 50,000 share-purchase warrants to an associate of Stonestreet for partial consideration in securing the funding and due diligence services.  These warrants expire on April 25, 2005 and are exercisable into common shares at US$ 0.35 per common share.

As the result of a private placement of common shares in 2000, the Company issued 180,158 share-purchase warrants with an exercise price of US$5.36 per share.  These warrants expired on June 16, 2002.

f)                                        ACQUISITION OF ADB SYSTEMER ASA

On October 11, 2001, the Company acquired 98.3 percent of the outstanding common shares of ADB Systemer ASA.  As a result of the acquisition, the Company issued 607,600 share-purchase warrants with a strike price of two Norwegian krone, in exchange for 700,000 share purchase warrants in ADB Systemer ASA.  These warrants retained all of the characteristics of the original warrants and had specific exercise dates of March 31, 2002 and March 31, 2003, expiring March 31, 2003 (see Note 16).  All of the 607,600 warrants were cancelled on March 31, 2003.

g)                                     STRATEGIC MARKETING AGREEMENT

On March 28, 2000, pursuant to a strategic marketing agreement with one of its key customers, the Company issued 512,500 common share-purchase warrants at a price of $15.80 per warrant. Each common share-purchase warrant entitled the holder to acquire one common share.  These warrants had been fully vested and were cancelled on December 13, 2002.

On December 13, 2002, the Company issued 2 million warrants convertible into common shares of the Company to this customer at an exercise price of $0.45 per warrant under a two-year term from date of issuance.  Warrants that have vested are to be automatically exercised when the share price of the Company closes at or above $1.02 for three consecutive trading days.  The vesting of warrants is based on achieving a number of performance objectives associated with the GE Asset Manager LLC joint venture (See Note 17).

During 2003, a total of 1.25 million of the above warrants vested; 250,000 warrants vested when three initial customers of the joint venture were identified and the remaining 1 million warrants vested upon the legal establishment of the joint venture.  The remaining 750,000 warrants have not vested as at December 31, 2003.  Vesting is contingent upon the achievement of certain performance and business related goals, which are currently undefined, associated with the GE Asset Manager joint venture.

h)                                     CONVERTIBLE SECURED SUBORDINATED DEBENTURES

During the year, the Company issued a total of 375,000 (2002 – 3,312,500) share-purchase warrants with an exercise price of $0.50 per share (2002 - $0.14 per share) as the result of the conversion of secured subordinated debentures.

i)                                         The following table sets forth the computation of basic and diluted loss per share.

	2003	2002	2001
	(in thousands, except per share amounts)
Numerator:
Net Loss (numerator for basic loss per share applicable to common shares)	$(2,815)	$(9,364)	$(18,714)

Denominator:
Weighted average shares denominator for basic loss per share	54,324	41,968	29,130

Basic loss per share	$(0.05)	$(0.22)	$(0.64)

For each fiscal year, the Company excluded the effect of all convertible debt, stock options and share-purchase warrants, as their impact would have been anti-dilutive.

j)                                         STOCK-BASED COMPENSATION TO EMPLOYEES

During the fourth quarter of fiscal 2003, the Company adopted the accounting recommendations contained in the CICA Handbook Section 3870 – “Stock-based Compensation and Other Stock-based Payments” effective January 1, 2003.  This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services, and applies to transactions, including non-reciprocal transactions, in which an enterprise grants shares of common stock, stock options, or other equity instruments, or incurs liabilities based on the price of common stock or other equity instruments.  Commencing in fiscal 2003, the Company records a compensation expense for stock options granted to employees on or after January 1, 2003, based on the fair value method of accounting.  For the year ended December 31, 2003, the employee stock option expense was $193,000.  As a result of the early adoption of these recommendations, expenses in the first, second and third quarters increased by $2,000, $1,000 and $130,000, respectively.  Accordingly, quarterly net income (loss) in such quarters previously reported as ($1,755,000), $527,000 and ($460,000), respectively are revised to ($1,757,000), $526,000 and ($590,000), respectively.

For the year ended December 31, 2002, the Company did not record a compensation expense for stock options granted to employees.  Instead, the Company disclosed the pro forma net income (loss) and the pro forma income (loss) per share had the Company adopted the fair value method of accounting for stock-based compensation awarded on or after January 1, 2002.

The Company determined the fair value of employee stock option grants using the Cox-Rubinstein binomial valuation model with the following assumptions on a weighted average basis:

	2003	2002
Dividend yield	—	—
Risk free interest rate	3.53%	3.69%
Volatility	137.51%	131.51%
Expected term, in years	2.94	2.00

For the years ended December 31, 2003 and 2002, the amortization of the value of the stock-based compensation granted by the Company to employees in 2002, over the vesting period of the awards as specified under CICA 3870, would have resulted in the following pro forma loss attributable to common shareholders and pro forma basic and diluted loss per share:

	2003	2002
Loss attributable to common shareholders	$(2,815)	$(9,364)
As reported
Pro forma	$(2,956)	$(9,608)

Basic and diluted net loss per share:
As reported	$(0.05)	$(0.22)
Pro forma	$(0.05)	$(0.23)

10.                               FINANCIAL INSTRUMENTS

Foreign exchange risk

The Company’s revenue from software licensing and related services and e-commerce enabling agreements is transacted in various currencies including the Canadian dollar, U.S. dollar, UK pound, EURO, and Norwegian krone.  Correspondingly, operating expenses related to these activities are transacted in the above-denoted currencies.  The Company does not use derivative instruments to manage exposure to foreign exchange fluctuations.  The Company incurred $84,000 in foreign exchange losses in 2003 (2002-$29,000; 2001-$95,000).

The Company transacted the majority of its retail product sales and purchases in U.S. dollars.

Interest rate risk

The Company has limited exposure to fluctuations in interest rates.  The Company does not use derivative instruments to reduce its exposure to interest rate risk.

Credit risk

Credit risk arises from the potential that a customer will fail to meet its contractual obligations under a software licensing and related services agreement or an e-commerce enabling agreement.

Fair value

The fair value of monetary assets and liabilities approximates amounts at which they would be exchanged between knowledgeable and unrelated persons.  The amounts recorded in the financial statements approximate fair value.

Equity instruments

During 2001, the Company was exposed to fair value fluctuations of publicly traded common shares received in connection with the disposal of one of its strategic investments.  To mitigate this risk, the Company engaged in the purchase of call and the sale of put options.  The Company did not engage in the purchase of call or put options exceeding the number of shares held.  As at January 31, 2002, all common shares and related call and put options had been disposed of.

11.                               COMMITMENTS AND CONTINGENCIES

(a)          Minimum payments under operating leases during the next five years are as follows:

(in thousands)
2004	$232
2005	113
2006	43
2007	24
2008	$24

(b)         As a result of a review of statutory reporting obligations regarding employee benefits, the Company has identified a potential for non-compliance.  The employees and regulators concerned have been notified.  The probability and amount of any potential liability relating to this situation is presently not determinable.

(c)          The Company has entered into compensation arrangements with certain of its employees.  In the event of involuntary termination, the Company may be liable for potential payments totaling $295,000 to these employees.

(d)         The Company entered into a licensing agreement with NCR Corporation on April 29th, 2002.  The agreement provides the Company with access to specific technology patents over a seven-year period for US$100,000 annually.

12.                               CHANGE IN NON CASH OPERATING WORKING CAPITAL

	2003	2002	2001
	(in thousands)

Accounts receivable	$424	$(522)	$(12)
Deposits and prepaid expenses	56	(45)	251
Accounts payable	(63)	224	(1,040)
Accrued liabilities	(453)	427	5
Deferred revenue	(692)	(23)	(2,121)
	$(728)	$61	$(2,917)

13.                               RETAIL ACTIVITIES

The Company ceased its on-line retail activities in October 2000; however, in 2001 it was required to settle certain amounts payable relating to product sales of previous years.  These amounts were not previously anticipated and did not reoccur in 2002.  During 2003, the Company received a $67,000 refund from a U.S.-based credit card institution formally engaged by the Company when it operated its on-line retail activities in the U.S.

The Company’s non-consolidated investment, Bid.Com, recommenced on-line retail activities in 2002 (Note 19(a)).  The shares of Bid.Com were transferred in settlement of a demand loan (Note 6) on June 30, 2003.

14.                               REALIZED GAINS AND LOSSES ON DISPOSAL OF MARKETABLE SECURITIES, STRATEGIC INVESTMENTS AND CAPITAL ASSETS, AND RECOVERY OF ASSETS

	2003	2002	2001
	(in thousands)
Gain on disposal of strategic investment (Note 14(a))	$20	$41	$6
(Loss) gain on disposal of capital assets (Note 14(b))	(13)	23	—
(Loss) gain on disposal of marketable securities (Note 14(c))	—	(149)	3,656
Gain on disposal on Point 2 (Note 14(d))	—	—	2,249
Recovery of Point2 receivable (Note 14(d))	—	—	811
	$7	$(85)	$6,722

(a)                                  During 2003, the Company sold shares in Megawheels Technologies Inc. for proceeds of $20,000.  During 2002, the Company disposed of its strategic investments, resulting in cash proceeds of $126,000 and a realized gain of $41,000.

(b)                                 During 2003, the Company disposed of capital assets that were no longer required resulting in a loss of $13,000.  Similar disposals in 2002 resulted in a gain of $23,000.

(c)                                  In January 2001, the Company’s unregistered AOL shares became freely trading and the Company sold 122,801 shares for gross proceeds of $10.0 million, realizing a gain of $3.7 million.  In January 2002, the Company sold its remaining AOL shares for gross proceeds of $1.3 million and a realized loss of $143,000.

(d)                                 In May 2001, the Company sold its equity interest in Point2 Internet Systems Inc. (Point2) for $2.7 million in cash.  The Company realized a gain of $2.2 million, and recovered a receivable in the amount of $811,000 from Point2 that had been provided for in 2000.

15.                               UNREALIZED GAINS AND LOSSES ON REVALUATION OF STRATEGIC INVESTMENTS, AND PROVISON FOR IMPAIRMENT OF ASSETS

	2003	2002	2001
	(in thousands)
Revaluation of strategic investments (Note 15(a))	$—	$(24)	$(1,510)
Provision for impaired assets (Note 15(b))	—	—	(925)
	$—	$(24)	$(2,435)

(a)                                  During 2002 and 2001, the Company reviewed the carrying value of each of its strategic investments and determined that in light of recent financial performance of each investment and market conditions, the decline in value of these investments was other than temporary, and a revaluation was required.

(b)                                 The Company reviewed the carrying value of a prepaid advertising asset during the first quarter of 2001 and determined the future value of this asset had been significantly reduced as a result of market conditions and changes to the Company’s business-to-business marketing strategy.

16.                               ACQUISITION OF ADB SYSTEMER ASA

On October 11, 2001, the Company acquired 98.3 per cent of the outstanding shares of ADB Systemer of Sola, Norway.  ADB Systemer was a publicly traded software vendor focused on enterprise asset management and integrated electronic procurement.  ADB Systemer has wholly-owned subsidiaries in the United States and in the United Kingdom.

The purchase price for 12,518,493 of the outstanding ADB Systemer common shares was $13.762 million.  The purchase price was comprised of $2.293 million in cash, $9.844 million of common stock issued from treasury, acquisition costs of $765,000, employee stock options with a fair market value of $576,000 granted to ADB Systemer employees as replacement options and warrants with a fair market value of $284,000 issued to ADB Systemer warrant holders as replacement warrants.  Common stock issued from treasury totaled 10,866,052 shares (21,732,104 pre-consolidation) with a value of $9.844 million based on a five-day trading average before and after September 10, 2001, the date the acquisition was announced to the general public.  The purchase price for ADB Systemer did not include any contingent payments, options, or commitments.  The purchase price of $13.762 million was allocated as follows:

2001
(in thousands)

Net monetary assets (including cash of $814)	$418
Capital assets	308
Contractual agreements	177
Acquired software and related intellectual property	3,383
Goodwill	9,476
Total purchase price	$13,762

ADB Systemer’s operations were consolidated after the effective date of the acquisition, October 11, 2001.

The amortization periods for contractual agreements and software and related intellectual property are 12 and 36 months respectively.  At the end of fiscal 2003, accumulated amortization for acquired software amounted to $2,537,000 (2002 - $1,409,000), resulting in a net book value of $846,000 (2002 - $1,974,000).

Goodwill was not amortized, but was subject to an impairment test where the carrying value of goodwill was compared to its fair value.  In the event the carrying value of goodwill exceeded its fair value, a goodwill impairment would be recorded. At December 31, 2001, the carrying value of goodwill was tested for impairment, and it was determined that a goodwill impairment of $9.476 million was required.  Goodwill is not deductible for tax purposes.

17.                               INVESTMENTS IN JOINTLY CONTROLLED COMPANIES

a) On September 25, 2003 the Company established a joint venture with GE Commercial Equipment Financing, a unit of GE Commercial Finance, with each entity holding a 50 percent interest in the joint venture.  The joint venture will operate under the name of GE Asset Manager LLC.  The joint business venture will develop and market asset management technology to customers in a broad range of industries.  Upon the establishment of this joint venture, 1 million share-purchase warrants issued by ADB to GE Capital Corporation vested.  The fair value of these warrants of $188,000, calculated at the vesting date, is reflected on the Consolidated Balance Sheets as an Acquired Agreement.  This acquired agreement is being amortized over the initial period of the venture agreement.  Accumulated amortization at December 31, 2003, is $38,000, resulting in a net book value of $150,000.

As at December 31, 2003, the joint venture held no assets or liabilities, nor were there any activities within the joint venture.  As a result, there are no amounts with respect to GE Asset Manager LLC included in the consolidated financial statements of the Company.

b) In 1999 the Company acquired a 51% interest in Point2 Internet Systems Inc. (“Point2”) by issuing $2,500,000 of common shares and common share-purchase warrants to acquire $2,000,000 of common shares for no additional consideration.  The warrants were exercised in 2000.  The Company acquired 51 percent of the shares of Point2 but only elected 50 percent of the board of directors.  The investment was accounted for on a proportionate consolidation basis and the Company recorded its proportionate share of revenue and expenses, assets and liabilities from the date of acquisition.  Of the total purchase price, $134,000 was allocated to current assets, $521,000 to non-current assets and $28,000 to current liabilities resulting in goodwill of $2,044,000.

In May 2001, the Company sold its equity interest in Point2 for $2.6 million in cash.  The Company realized a gain of $2.2 million, and recovered a receivable from Point2 provided for in 2000.

Condensed income statement and cash flow information for Point2 for the five-month period ended May 31, 2001 is as follows:

2001
(in thousands)
Revenue	$192
Net loss	293
Change in cash reserves	—

18.                               GOODWILL IMPAIRMENT

The Company reviewed the carrying value of goodwill acquired in connection with the acquisition of ADB Systemer.  The carrying value of goodwill was tested against its fair value and it was determined that a goodwill impairment of $9.476 million was required at December 31, 2001 (Note 16).  For the year ended December 31, 2002 a goodwill impairment of $14,000 was recorded on goodwill acquired in connection with the purchase of shares of the non-controlling interest shareholders of ADB Systemer.  The permanent decline in the fair value arose on a downturn in economic conditions resulting in lower than previously anticipated cash flows.

19.                               RELATED PARTY TRANSACTIONS

(a)                                  On August 30, 2002, the Company entered into a series of agreements with a lender, an unrelated party, whereby the lender granted to the Company a secured loan in the aggregate principal amount of $2 million (Note 6).  The Company and the same unrelated party also entered into an agreement whereby on-line retail operations were to be conducted by Bid.Com Ltd.  These operations utilized the on-line retail technology, experience and expertise of the Company developed and operated under the name “Bid.Com International Inc.” in the on-line selling of consumer products supplied by the lender.

On June 30, 2003, the Company exercised its option to transfer 100 percent of the issued shares of Bid.Com Ltd. in full settlement of the outstanding principal and accrued interest owed to the lender.

The Company owned 100 percent of the issued and outstanding shares of Bid.Com Ltd., but determined that, for accounting purposes, consolidation of Bid.Com Ltd. was not appropriate.  This determination was based upon the Company’s evaluation of its continuing ability to determine the strategic operating policies of Bid.Com without the cooperation of others, its ability to obtain the future economic benefits from the resources of Bid.Com Ltd., and its exposure to the related risk of ownership.  Therefore, the Company accounted for its investment in Bid.Com Ltd. on the equity basis.  The Company was not exposed to losses incurred by Bid.Com Ltd., and accordingly this investment was carried at a nominal amount.  U.S. GAAP required consolidation of the investment in Bid.Com Ltd. in the Company’s financial statements.  The impact of this U.S. GAAP difference from Canadian GAAP is disclosed in note 20.

Condensed balance sheet information for Bid.Com Ltd as at December 31, 2002 is as follows:

2002
(in thousands)
Current assets	$435
Capital assets	71
Current liabilities	701
Shareholders’ deficiency	(195)

Condensed income statement and cash flow information for Bid.Com Ltd. for the six-month period ended June 30, 2003 and the two-month period ended December 31, 2002 is as follows:

	2003	2002
	(in thousands)
Revenue	$3,614	$258
Net income (loss)	208	(195)
Change in cash resources	(358)	358

Revenue of $35,000 and $243,000 related to web-site development, support and maintenance services provided to Bid.com Ltd. has been included in the consolidated results of the Company for the six months ended June 30, 2003 and the two months ended December 31, 2002, respectively.  In addition, the Company charged overhead-related costs of $76,000 and $22,000 for rent, connectivity and management fees to Bid.com Ltd. for the six-month period ended June 30, 2003, and the two months ended December 31, 2002, respectively.  These overhead charges have been recorded as a reduction of expenses in the consolidated financial statements for the years ended December 31, 2003 and December 31, 2002.

At December 31, 2002, accounts receivable includes $59,000 related to unpaid service and overhead fees charged during the year to Bid.Com Ltd.

b)                                     During 2001 the Company recorded $1 million in revenue relating to an agreement with a company in which it had an interest and in which certain Directors of the Company, in aggregate, had a controlling interest.  Under this agreement, the Company would provide its on-line auction technology and related services to the investee.  In April 2001, this investee went into receivership, and the Company’s investment in the investee was written down to zero.

20.                               RECONCILIATION OF UNITED STATES GAAP

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles as applied in Canada, which conform in all material respects with generally accepted accounting principles in the United States, except as noted below.

(a)  STOCK-BASED COMPENSATION TO EMPLOYEES

In fiscal 2003, the Company adopted the accounting recommendations contained in the CICA Handbook Section 3870 – “Stock-based Compensation and Other Stock-based Payments” effective January 1, 2003 regarding expensing of employee stock-based compensation.  Accordingly, commencing in fiscal 2003, the Company records a compensation expense for stock options granted to employees on or after January 1, 2003, based on the fair value method of accounting.  For fiscal 2002, the Company did not recognize compensation expense for employee stock options, however pro-forma disclosure giving recognition to the fair market value of options granted from January 1, 2002 has been provided in Note 9(j).

Under U.S. GAAP stock-based compensation granted to employees is accounted for in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” or in accordance with SFAS 123 “Accounting for Stock-Based Compensation.”  Prior to 2003, under United States GAAP the Company elected to follow APB 25 and no accounting recognition was given to stock options granted at fair market value until they were exercised.  Upon exercise, the proceeds were credited to shareholders’ equity.  In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” an amendment of FASB Statement No. 123.  This Statement amends FASB Statement No. 123, “Accounting for Stock- Based Compensation,” to provide alternative methods of transition for a voluntary change to fair value method of accounting for stock-based employee compensation.  In fiscal 2003, the Company elected to prospectively adopt the fair value method for stock-based compensation as prescribed in SFAS No. 148.  Under CICA 3870 and SFAS No. 148, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards.  The Company’s calculations for employee grants were made using the Cox-Rubinstein binomial model with weighted average assumptions as described in the following table.  As a result, the 2003 annual financial statements under U.S. GAAP reflect a stock-based compensation expense to employees of $193,000 for options granted on or after January 1, 2003.

Prior to fiscal 2003, SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method from the date the standard was applicable.  The calculations for the pro forma disclosures of stock options granted prior to 2003 are reported below and were made using the Cox-Rubinstein binomial valuation model with the following weighted average assumptions:

	2003	2002	2001
Dividend yield	—	—	—
Risk free interest rate	3.53%	3.69%	4.02%
Volatility	137.51%	131.51%	110.54%
Expected term, in years	2.94	2.00	2.77

If the estimated fair values of the Company’s stock options granted to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, the loss attributable to common shareholders and the basic and diluted loss per share on a pro forma basis (as compared to such items as reported) would have been:

	2003	2002	2001
	(in thousands)

Loss attributable to common shareholders under U.S. GAAP
As calculated (Note 20(g))	$(2,572)	$(9,947)	$(18,728)
Stock-based compensation included in net loss	193	—	—
	(2,379)	(9,947)	(18,728)
Stock-based compensation if fair value applied to all awards	(337)	(797)	(1,601)
Pro forma net loss as if fair value applied to all awards	$(2,716)	$(10,744)	$(20,329)
Basic and diluted net loss per share:
As calculated	$(0.05)	$(0.24)	$(0.64)
Pro forma	$(0.05)	$(0.26)	$(0.70)

(b) COMPREHENSIVE INCOME

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” requires disclosure of comprehensive income, which includes reported net earnings adjusted for other comprehensive income.  Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

(c) MARKETABLE SECURITIES

U.S. GAAP requires that the Company disclose marketable securities into one of three categories: held to maturity; available for sale; or trading. As at December 31, 2003 and 2002, the marketable securities held were classified as follows:

	2003	2002
	(in thousands)
Trading	$13	$20

(d) ACCUMULATED OTHER COMPREHENSIVE INCOME

Under Canadian GAAP, gains and losses from foreign exchange translations of subsidiaries classified as self-sustaining are included in the foreign cumulative translation account component of shareholders’ equity. Under U.S. GAAP, these gains and losses are included as a component of comprehensive income (loss).

(e) FINANCIAL INSTRUMENTS WITH LIABILITY AND EQUITY ELEMENTS

Under Canadian GAAP, the secured subordinated notes (see Note 7) are recorded based upon the relative fair values of the liability and equity components of the instruments.  The liability component is accreted to the face value of the subordinated notes over the term to maturity until the underlying notes are converted into common shares.  Under U.S. GAAP, upon issuance, the secured subordinated notes would have been recorded as a liability and reclassified to equity only upon conversion.  Accordingly, the interest accretion of $112,000 (2002 - $68,000) that is recorded under Canadian GAAP is reversed under U.S. GAAP.

Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares issuable on conversion of the subordinated notes, measured on the commitment date, over the amount of the loan proceeds to be allocated to the common shares upon conversion would be allocated to contributed surplus.  This results in a discount on the subordinated notes that is recognized as additional interest expense over the term of the subordinated notes and any unamortized balance is expensed immediately upon conversion of the subordinated notes.  Accordingly, for U.S. GAAP purpose, the Company has recognized a beneficial conversion feature in 2003, with respect to the Series E subordinated notes, of $96,000 and in 2002, with respect to the Series A through D notes, of $389,000.  An interest expense of $64,000 (2002 - $316,000) results from the amortization of the discount over the term to maturity of those subordinated notes as well as the unamortized discount for those subordinated notes converted during the year.  Canadian GAAP does not require the recognition of any beneficial conversion feature.

(f) ADDITIONAL DISCLOSURES AS REQUIRED IN ACCORDANCE WITH UNITED STATES GAAP

U.S. GAAP requires the disclosure of accrued liabilities that exceed five percent of current liabilities.  Included in accrued liabilities at December 31, 2003 are accrued audit fees of $145,000 and accrued compensation expenses (severance and unpaid vacation) of $228,000 (2002 – $482,000).

U.S. GAAP requires the disclosure of non-cash interest components incurred during the year.  In 2003, the Company incurred $126,000 (2002 - $68,000) in non-cash interest expense associated with the demand loan that was settled through the transfer of the investment in an associated company (Note 6).

(g)  The effect of the above differences (Note 20(d) (e) and (j)) on the Company’s financial statements is set out below:

Consolidated Balance Sheets

	2003	2002
	(in thousands)
Cash and marketable securities	$445	$1,357
Accounts receivable	1,384	1,769
Deposits and prepaid expense	118	178
Capital assets	266	443
Intangible assets	998	2,549
Assets – discontinued operations (Note 20(j))	—	506
Accounts payable and accrued liabilities	1,370	2,288
Demand loan	—	2,000
Deferred revenue	91	832
Secured subordinated notes (Note 20(e))	1,009	131
Non-controlling interest	3	3
Liabilities – discontinued operations (Note 20(j))	—	642
Shareholders’ equity	$738	$906

Consolidated Statements of Operations

	2003	2002	2001
	(in thousands)
Net loss for the year as reported under Canadian GAAP	$(2,815)	$(9,364)	$(18,714)
Adjustments
Accretion of interest on secured subordinated notes (Note 20(e))	112	68	—
Gain on settlement of demand loan (Note 20(j))	(2,195)	—	—
Amortization of beneficial conversion feature (Note 20(e))	(64)	(316)	—
Translation of foreign currency	—	—	(14)
Net loss from continuing operations for the year as reported under U.S. GAAP	(4,962)	(9,612)	(18,728)
Income (loss) from discontinued operations (Note 20(j))	2,390	(195)	—
Net loss for the year as reported under U.S. GAAP	(2,572)	(9,807)	(18,728)
Preferential distribution to shareholder (Note 20(k))	—	(140)	—
Net loss attributable to common shareholders under U.S. GAAP	$(2,572)	$(9,947)	$(18,728)

Net loss for the year as reported under U.S. GAAP	$(2,572)	$(9,807)	$(18,728)
Accumulated other comprehensive income (loss) (Note 20(d))	74	32	14
Comprehensive income (loss) as reported under U.S. GAAP	$(2,498)	$(9,775)	$(18,714)
Basic and diluted loss per share from continuing operations	$(0.09)	$(0.23)	$(0.64)
Basic and diluted net loss per share	$(0.05)	$(0.24)	$(0.64)

(h) IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

The FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”.  This statement revises employers’ disclosures about pension plans and other postretirement benefit plans.  It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans.  This Statement is effective for financial statements with fiscal years ending after December 15, 2003.  The adoption of SFAS No. 132 had no effect on the Company’s results of operations and financial position for 2003.

The FASB made amendments to SFAS No. 133, “Derivative Instruments and Hedging Activities”.  The amendments set forth in Statement 133 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly.  This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003.  The guidance should be applied prospectively.  The Company did not engage in the use of derivative instruments or establish hedging relationships.  The adoption of SFAS No. 133 had no effect on the Company’s results of operations and financial position for 2003.

In April 2003, the FASB issued a staff position No. SFAS 140-1, “Accounting for Accrued Interest Receivable Related to Securitized and Sold Receivables under Statement 140.”  This staff position addresses the issue of how accrued interest receivable related to securitized and sold receivables should be accounted for and reported under Statement 140.  This guidance was effective for fiscal quarters beginning after March 31, 2003.  The adoption of SFAS No. 140-1 had no effect on the Company’s results of operations and financial position for 2003.

In June 2001, FASB issued SFAS No. 143 “ Accounting for Asset Retirement Obligations.”  SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from acquisition, construction, development and/or normal assets.  The Company is required to also record a corresponding asset that is depreciated over the life of the asset.  Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.  The Company was required to adopt SFAS No. 143 on January 1, 2003.  The adoption of SFAS No. 143 had no effect on the Company’s results of operations and financial position for 2003.

The FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, requires that, for fiscal years beginning after May 15, 2002, gains and losses from the early extinguishments of debt no longer be classified as an extraordinary item, net of income taxes, but be included in the determination of pretax earnings.  There was no effect on the adoption of SFAS No. 145 on the Company’s results of operations and financial position for 2003.

In July 2002, the FASB issued SFAS No. 146, “ Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities as incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.  The adoption of SFAS No.146 had no effect on the Company’s results of operations and financial position for 2003.

In December 2002, the FASB issued SFAS No 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” an amendment of FASB Statement No. 123.  This Statement amends FASB Statement No. 123, “Accounting for Stock- Based Compensation,” to provide alternative methods of transition for a voluntary change to fair value method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements.  Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.  In fiscal 2003, the Company elected to prospectively adopt the fair value method for stock-based compensation.  As a result, the annual financial statements reflect the stock-based compensation expense to employees of $193,000 for such compensation granted on or after January 1, 2003.

In November 2002, the FASB issued interpretation No. 45 “ Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), which requires certain disclosures of obligations under guarantees.  The disclosure requirements of FIN 45 are effective for the Company’s year ended December 31, 2003.  FIN 45 requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002, based on the fair value of the guarantee.  There was no effect on the adoption of FIN No. 45 on the Company’s results of operations and financial position for 2003.

In January 2003 and December 2003, the FASB issued interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), and its revision, FIN 46-R, respectively.  FIN 46 and FIN 46-R address the consolidation of entities whose equity holders have either not provided sufficient equity at risk to allow the entity to finance its own activities or do not possess certain characteristics of a controlling financial interest.  FIN 46 and FIN 46-R require the consolidation of these entities, known as variable interest entities (“VIE,s”), by the primary beneficiary of the entity.  The primary beneficiary is the entity, if any, that is subject to a majority of the risk of loss from the VIE’s activities, entitled to receive a majority of the VIE’s residual returns, or both.  FIN 46 and FIN 46-R will be effective for the Company’s annual financial statements commencing January 1, 2004.  The Company is continuing to evaluate its investments to determine which, if any, will be impacted by the adoption of FIN 46 and FIN 46-R.  Adoption of both of these standards is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The Emerging Issues Task Force reached a consensus on Issue 00-21, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets.  Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meets the following criteria: (a) the delivered item has value to the customer on a standalone basis; (b) there is objective and reliable evidence of the fair value of undelivered items; and (c) delivery of any undelivered item is probable.  Arrangement consideration should be allotted among the separate units of the accounting based on their relative fair value, with the amount allocated to the delivered item being limited to the amount contingent on the delivery of additional items or meeting other specified performance conditions.  The final consensus will be applicable to the Company for agreements entered into in fiscal periods beginning on or after January 1, 2004 with early adoption permitted.  The Company is evaluating the impact of adoption on the consolidated financial statements.

(i) OPERATING LOSS

U.S. GAAP requires that the Company disclose operating loss.  Operating loss of the Company for the year was $4.982 million, comprised of net loss from continuing operations of $4.962 million less realized and unrealized gains and losses on marketable securities and strategic investments of $20,000 (2002 - $9.480 million, comprised of net loss from continuing operations of $9.612 million plus $132,000; 2001 - $20.880 million, comprised of net loss of $18.728 million less $2.152 million).

(j) INVESTMENT IN ASSOCIATED COMPANY/DISCONTINUED OPERATIONS

U.S. GAAP requires consolidation of the Company’s investment in the associated company described in Note 19(a).  Furthermore, under FAS 144, the Bid.Com Ltd. component would be classified as an asset held for sale and be subject to the reporting requirements for discontinued operations.  The effect of consolidation of this entity upon the Canadian GAAP balance sheet is reported in Note 20(g).

Net revenue by Geographic Region:

	2003	2002	2001
	(in thousands)

North America	$1,211	$2,182	$2,761
Ireland and U.K.	1,239	472	893
Norway	3,403	3,126	741
	$5,853	$5,780	$4,395

Consolidation of this associated company results in a decrease in the net loss attributable to common shareholders due to income from discontinued operations in the amount of $195,000 for fiscal 2003.  For fiscal 2002, the net loss attributable to common shareholders is increased due to a loss from discontinued operations of $195,000.  Revenue in the amount of $1.074 million is included in the 2003 income from discontinued operations.  Revenue of $15,000 is included in the 2002 loss from discontinued operations.

For fiscal 2003, the impact of consolidation of the associated company upon cash flows was to decrease cash flows as a result of cash outflows from discontinued operations in the amount of $358,000.  For fiscal 2002, the impact upon cash flows was to increase cash flows as the result of cash inflows from discontinued operations in the amount of $358,000.

(k) PREFERENTIAL DISTRIBUTION TO SHAREHOLDERS

In accordance with U.S. GAAP, the $120,000 Series C secured subordinated debentures (see Note 7) issued in exchange for the waiver of certain US registration rights granted to Stonestreet pursuant to a subscription agreement dated April 25, 2002 (Note 9(e)) is recorded as preferential distribution to Stonestreet and deducted from the net loss to determine net loss attributable to common shareholders.  The Series C secured subordinated debentures include a beneficial conversion feature; accordingly, a preferential distribution of $140,000 has been recorded.

21.                               SEGMENTED INFORMATION

The Company operates in the following reportable geographic segments: North America, Ireland and the United Kingdom, and Norway.

Assets by Geographic Region

	2003		2002
	(in thousands)
	Capital Assets	Intangible and Other Assets	Capital Assets	Intangible and Other Assets
North America	$106	$152	$174	$518
Ireland and U.K.	16	—	69	—
Norway	144	846	200	2,031
	$266	$998	$443	$2,549

For the year ended December 31, 2003, individual customers accounted for 26 percent and 15 percent of net revenue, respectively.  For the year ended December 31, 2002, individual customers accounted for 28 percent and 13 percent of net revenue, respectively.  For the year ended December 31, 2001 one customer accounted for 22 percent of net revenue.

22.                               RECLASSIFICATION OF PRIOR YEARS

Certain prior years amounts have been reclassified to conform to the current year basis of presentation.

23.                               SUBSEQUENT EVENT

During the period of January 1, 2004 to March 18, 2004, Series E secured subordinated notes with a face value of $400,000 were converted into equity units (See Note 7(a)).  As a result of this conversion, 1,142,856 common shares and 571,428 share-purchase warrants were issued.

On May 11, 2004, the Company entered into an agreement with First Associates Investments Inc. to act as Agent in raising up to $5 million, on a best efforts basis, in secured convertible debt (“Notes”).  The Notes have a three-year term and will pay interest of 7 percent per annum, paid quarterly in arrears.  The debt can be converted at anytime by the lender, following a four-month hold period, into units consisting of one common share at $0.31 and one-half of a common share-purchase warrant exercisable into a common share at $0.50.  Each warrant will expire three years from the date of closing.  The Notes will convert automatically if the Company’s weighted average share price reaches $0.70 or more over a ten-day trading period.  If the Notes remain unconverted at the end of the term the Company will be required to repay the principal in cash.

Corporate Directory

Directors

Jeffrey Lymburner

CEO

T. Christopher Bulger(1)

CEO, Megawheels

Paul Godin(2)

Jim Moskos

President,

ADB Technologies Group

Jan Edvin Pedersen

President, ADB Systems, European Operations

Rick Robertson(1)

Associate Professor of Business

Richard Ivey School of Business, The University of

Western Ontario

Glenn Whyte

Associate Dean

Rotman School of Management, University of

Toronto

Officers

Jeffrey Lymburner

CEO

Mike Robb

Chief Financial Officer

Jim Moskos

President, ADB Technology Group

Jan Pedersen

President ADB Systems, European Operations

Aidan Rowsome

Vice President, Global Sales

(1)                                  Member of the Audit Committee

(2)                                  Member of the Management Resources and Compensation Committee

(3)                                  Member of the Corporate Governance Committee

ADB Systems Offices

North America

Corporate Headquarters

ADB Systems International Ltd.

6725 Airport Road, Suite 201

Mississauga, Ontario L4V 1V2

1 888 287 7467

ADB Systems International Ltd.

3001 North Rocky Point Drive East, Suite 200,

Tampa, Florida 33607

1 888 750 7467

Europe

ADB Systemer International ASA

Vingveien 2, N-4050

Sola, Norway

+ 47 51 64 71 00

ADB Systems International Ltd.

3000 Cathedral Hill

Guildford, Surrey GU2 7YB UK

+ 44 (0) 1483 243 577

ADB Systems International Ltd.

52 Broomhill Road, Suite 108

Broomhill Industrial Estate

Tallaght, Dublin 24, Ireland

 + 353 1 431 0513

Additional Shareholder

Information

www.adbsys.com

investor-relations@adbsys.com

Registrar and Transfer Agent

Equity Transfer Services

120 Adeleaide Street West

Suite 420, Toronto, ON M5W 4C3

(416) 361-0152

Auditors

Deloitte & Touche LLP

Toronto, Ontario, Canada

Lawyers

Brown Raysman Millstein

Felder & Steiner LLP, New York

Gowlings, Toronto

Stock Exchange Listings

Toronto Stock Exchange

Symbol: ADY

OTC Bulletin Board

Symbol: ADBY

Shares Outstanding

Issued: 59,422,779

*December 31, 2003

ADB Systems, Dyn@mic Buyer, ProcureMate, WorkMate and Dyn@mic Seller are trademarks of ADB Systems International Ltd. and its affiliates.

©                                      2004 ADB Systems International Inc.